Exhibit 10.16

LEASE

BETWEEN

HOWARD BANK, AS TENANT

AND

the entities set forth in exhibit a hereto, AS LANDLORD

116 DEFENSE HIGHWAY, ANNAPOLIS, MARYLAND

(i)

ARTICLE 9 OPERATING EXPENSES		24
9.1	Definitions	24
9.2	Tenant’s Payment of Operating Expenses.	25

ARTICLE 10 INDEMNITY AND PUBLIC LIABILITY INSURANCE		26
10.1	Tenant’s Indemnity	26
10.2	Tenant Insurance	27
10.3	Tenant’s Risk	27
10.4	Landlord’s Insurance	28
10.5	Waiver of Subrogation	28

ARTICLE 11 FIRE, EMINENT DOMAIN, ETC.		28
11.1	Landlord’s Right of Termination	28
11.2	Restoration; Tenant’s Right of Termination	29
11.3	Abatement of Rent	30
11.4	Eminent Domain	31

ARTICLE 12 HOLDING OVER; SURRENDER		32
12.1	Holding Over	32
12.2	Surrender of Premises	32

ARTICLE 13 RIGHTS OF MORTGAGEES; TRANSFER OF TITLE		33
13.1	Rights of Mortgagees or Ground Lessor.	33
13.2	Assignment of Rents and Transfer of Title.	34
13.3	Notice to Mortgagee	35

ARTICLE 14 DEFAULT; REMEDIES		35
14.1	Tenant’s Default.	35
14.2	Landlord’s Remedies.	36
14.3	Additional Rent	41
14.4	Remedying Defaults	41
14.5	Remedies Cumulative	41
14.6	Enforcement Costs	41
14.7	Waiver.	41
14.8	Security Deposit	42
14.9	Landlord’s Default	42
14.10	Independent Covenants	42

ARTICLE 15 MISCELLANEOUS PROVISIONS		43
15.1	Landlord’s Rights of Access	43
15.2	Covenant of Quiet Enjoyment	43
15.3	Landlord’s Liability.	43
15.4	Estoppel Certificate	44
15.5	Brokerage	44
15.6	Rules and Regulations	45
15.7	Financial Statements	45
15.8	Intentionally Omitted	45

(ii)

15.9	Confidentiality	45
15.10	Invalidity of Particular Provisions; Saving Clause	46
15.11	Provisions Binding, Etc	46
15.12	Recording	46
15.13	Notice	46
15.14	Authority	47
15.15	When Lease Becomes Binding; Entire Agreement; Modification	47
15.16	Paragraph Headings and Interpretation of Sections	48
15.17	Joint and Several Liability; Successors and Assigns	48
15.18	Waiver of Jury Trial	48
15.19	Reservation	48
15.20	Prohibited Persons and Transactions	49
15.21	Time Is of the Essence	49
15.22	Multiple Counterparts; Entire Agreement	49
15.23	Governing Law	49
15.24	Provisions Related to Tenant’s Operation as a Bank	49

EXHIBIT A Landlord		A-1

EXHIBIT B Location Plan of Premises		B-1

Exhibit B-1 Tenant’s Reserved Parking		B-2

EXHIBIT C Plan of the Property		C-1

EXHIBIT D Commencement Date Letter		D-1

EXHIBIT E Work Letter		E-1

EXHIBIT F Operating Expenses		F-1

EXHIBIT G Rules and Regulations of Building		G-1

Exhibit H Tenant’s Signage		H-1

(iii)

Exhibit 10.16

LEASE

THIS LEASE is dated as of December 27, 2011 between the Landlord and the Tenant named below, and is of space in the Building described below.

ARTICLE 1

BASIC DATA; DEFINITIONS

1.1       Basic Data. Each reference in this Lease to any of the following terms shall be construed to incorporate the data for that term set forth in this Section:

Landlord: The entities set forth on Exhibit A attached hereto.

Landlord’s Notice Address:

Direct Invest Property Management, LLC

300 West Pratt St, Suite 520

Baltimore, MD 21201

Attention: Anne Visser

Landlord’s Payment Address:

Direct Invest – 116 Defense Highway, LLC

PO Box 843074

Boston, MA 02284-3074

Tenant: HOWARD BANK a Maryland chartered commercial bank

Tenant’s Notice Address:	6011 University Boulevard
Suite 370
Ellicott City, MD 21043
Attn: George C. Coffman,
Executive Vice President

Copy to:

Frank C. Bonaventure, Esq.
Ober, Kaler, Grimes & Shriver
A Professional Corporation
100 Light Street

Baltimore, MD 21202

Guarantor: None.

Property: The land located in Annapolis, Maryland together with the Building and other improvements thereon, all as more particularly shown on Exhibit C attached hereto.

Building: The building located at and commonly known and numbered as 116 Defense Highway, Annapolis, Maryland.

Building Rentable Area: Agreed to be 81,931 square feet.

Premises: The portion of the first floor of the Building shown on the location plan attached hereto as Exhibit B.

Premises Rentable Area: Agreed to be 2,756 square feet.

Basic Rent: The Basic Rent for the initial Lease Year shall be $71,656.00 per annum, payable in monthly installments of $5,791.33. Basic Rent thereafter during the Term shall increase annually on the first day of each new Lease Year by three percent (3%) over the Basic Rent in effect for the prior Lease Year.

Base Operating Expenses: Actual Operating Expenses for calendar year 2012.

Base Taxes: Actual Taxes for calendar year 2012.

Commencement Date: The date of this Lease first set forth above.

Rent Commencement Date: The date that is four (4) months after the Commencement Date.

Tenant’s Proportionate Share: 3.36% (which is based on the ratio of (a) Premises Rentable Area to (b) Building Rentable Area ).

Security Deposit: $5,971.33, to be held and disposed of as provided in Section 14.8.

Term: The period commencing on the Commencement Date and expiring at the close of the day immediately preceding the seventh (7th) anniversary of the Rent Commencement Date, except that if the Rent Commencement Date is other than the first day of a calendar month, the expiration of the Term shall be at the close of the last day of the calendar month in which such anniversary falls. The Term shall include any extension thereof that is expressly provided for by this Lease and that is effected strictly in accordance with this Lease; if no extension of the Term is expressly provided for by this Lease, no right to extend the Term shall be implied by this provision.

Initial General Liability Insurance: $2,000,000 per occurrence/$3,000,000 aggregate (combined single limit) for property damage, bodily injury or death.

Permitted Use: Operation of a bank branch, with drive thru banking, and other activities permissible for a Maryland-chartered commercial bank along with related office use in accordance with all applicable Laws and consistent with the character of a first class office building.

Landlord’s Contribution: An amount equal to $25.00 per square foot of Premises Rentable Area.

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1.2       Additional Definitions. When used in Lease, the capitalized terms set forth below shall bear the meanings set forth below.

Adequate Assurance: As defined in Section 14.1.

Adequate Assurance of Future Performance: As defined in Section 14.1.

Additional Rent: All charges and sums payable by Tenant as set forth in this Lease, other than and in addition to Basic Rent.

Alterations: As defined in Section 5.2.

Bankruptcy Code: As defined in Section 14.1.

Base Building: Shall mean all of the Structural Elements (as hereinafter defined) of the Building, the roof, the common building and core facilities of the Building, and the Base Building Systems serving the Building, but shall not include any Improvements relating to the Premises (whether existing or constructed by Landlord or Tenant), Alterations, the distribution portions of Base Building Systems which exclusively serve the Premises (whether located in the Premises or other areas of the Building), or other fixtures or personal property installed by or on behalf of Tenant or any party claiming by, through or under Tenant.

Base Building Systems: Shall mean the mechanical, gas, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing, fire control and suppression, sprinkler/life safety and security systems (to the extent installed by Landlord) and other common service systems of the Building.

Brokers: Murphy Commercial and Colliers International.

Business Day: All days except Saturdays, Sundays, New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day (and the following day when any such day occurs on Sunday and the prior day when any such day occurs on a Saturday), and such other days now or in the future that tenants occupying at least 50% of Building Rentable Area recognize as holidays for their general office staff.

Common Facilities: As defined in Section 2.2.

Default Interest Rate: As defined in Section 3.1(a).

Environmental Condition: Any disposal, release or threat of release of Hazardous Materials on, under, from or about the Building or the Property or storage of Hazardous Materials on, from or about the Building or the Property.

Environmental Laws: Any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, applicable Maryland statutes and regulations, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq.

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Escalation Charges: The Additional Rent arising pursuant to Article 8 and Article 9 of this Lease.

Event of Bankruptcy: As defined in Section 14.1.

Event of Default: As defined in Section 14.1.

Force Majeure: Collectively and individually, strikes, lockouts or other labor trouble, fire or other casualty, acts of God, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, unusually adverse weather conditions, fire or other casualty, acts of terrorism or bioterrorism, civil commotion, or any other cause, whether similar or dissimilar, beyond the reasonable control of the party required to perform an obligation.

Holder: As defined in Section 13.1.

Hazardous Materials: Shall mean chemicals, contaminants, pollutants, flammables, explosives, materials, wastes or other substances defined, determined or identified as hazardous or toxic under or otherwise controlled pursuant to any Environmental Laws, including, without limitation, any “oil,” “hazardous material,” “hazardous waste,” “hazardous substance” or “chemical substance or mixture”, as the foregoing terms (in quotations) are defined in any Environmental Laws.

Improvements: As defined in Section 10.2.

Land: The land that constitutes a portion of the Property.

Landlord’s Restoration Work: As defined in Section 11.2.

Laws: All present and future statutes, laws, codes, regulations, ordinances, orders, rules, bylaws, administrative guidelines, requirements, directives and actions of any federal, state or local governmental or quasi-governmental authority, and other legal requirements of whatever kind or nature that are applicable to the Property, including, without limitation, all Environmental Laws and the Americans With Disabilities Act of 1990 (including the Americans With Disabilities Act Accessibility Guidelines for Buildings and Facilities), and any amendments, modifications or changes to any of the foregoing.

Lease Year: Means each period of one year during the Term commencing on the Commencement Date or on any anniversary thereof, or, if the Commencement Date does not fall on the first day of a calendar month, the first Lease Year shall consist of the partial calendar month following the Commencement Date and the succeeding twelve full calendar months, and each succeeding Lease Year shall consist of a one-year period commencing on the first day of the calendar month following the calendar month in which the Commencement Date fell.

Mortgage: As defined in Section 13.1.

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Operating Expenses: As defined in Section 9.1.

Operating Year: As defined in Section 9.1.

Plans: As defined in Exhibit E.

Recapture Date: As defined in Section 6.4.

Rules and Regulations: As defined in Section 2.2.

Specified Restoration Work: As defined in Section 11.2.

Structural Elements: Shall mean the structural (i.e., load bearing) components of the Building’s footings, foundations, exterior structural walls, interior structural columns and other load-bearing elements of the Building.

Successor: As defined in Section 13.1.

Tangible Net Worth: Shall mean total assets minus intangible assets (including, without limitation, goodwill, patents and copyrights) and total liabilities, all as calculated in accordance with generally accepted accounting principles.

Taxes: As defined in Section 8.1.

Tax Year: As defined in Section 8.1.

Tenant’s Removable Property: As defined in Section 5.2.

Tenant’s Restoration Work: As defined in Section 11.2.

Tenant’s Work: As defined in Exhibit E.

1.3       Enumeration of Exhibits. The following Exhibits are a part of this Lease, are incorporated herein by reference attached hereto, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein.

Exhibit A – Landlord

Exhibit B- Location Plan of the Premises

Exhibit B-1 – Tenant’s Reserved Parking

Exhibit C – Plan of the Property

Exhibit D - Commencement Date Letter

Exhibit E - Work Letter

Exhibit F - Operating Expenses

Exhibit G - Rules and Regulations

Exhibit H – Tenant’s Approved Signage

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ARTICLE 2

PREMISES AND APPURTENANT RIGHTS

2.1          Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms and conditions hereinafter set forth.

2.2          Appurtenant Rights and Reservations

(a)       Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with Landlord and others, (i) public or common lobbies, hallways, stairways, elevators and common walkways, drive ways, parking areas and related areas necessary for access to the Building and the Premises, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor; and (ii) the loading areas, pedestrian sidewalks, landscaped areas, trash enclosures and other areas or facilities, if any, which are located in or on the Property and designated by Landlord from time to time for the non-exclusive use of tenants and other occupants of the Property (the “Common Facilities”); but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 15.7 (the “Rules and Regulations”) and to the right of Landlord to designate and change from time to time such areas and facilities so to be used.

(b)       Excepted and excluded from the Premises and the Common Facilities are the floor slab, demising walls and perimeter walls and exterior windows (except the inner surfaces of each thereof), and any space in the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, but the entry doors (and related glass and finish work) to the Premises are a part thereof. Landlord shall have the right to place in the Premises interior storm windows, sun control devices, utility lines, equipment, stacks, pipes, conduits, ducts and the like (but in such manner as to reduce to a minimum interference with Tenant’s use of the Premises and subject to Tenant’s reasonable requirements resulting from the fact that the Tenant is a bank). In the event that Tenant shall install any hung ceilings or walls in the Premises, Tenant shall install and maintain, as Landlord may require, proper access panels therein to afford access to any facilities above the ceiling or within or behind the walls. Tenant shall be entitled to install any such ceilings or walls only in compliance with the other terms and conditions of this Lease. Tenant shall have no right to access and use the fan rooms, janitorial, electrical, telephone and telecommunications closets, conduits, risers, plenum spaces and other service areas of the Building without the prior written consent of Landlord.

(c)       Tenant shall have the right, on an unreserved, non-exclusive basis, to park in the Building parking facilities in common with other tenants of the Building, without additional charge. In addition, Tenant shall also have the right to ten (10) reserved exclusive use parking spaces in the areas shown on Exhibit B-1. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in use of the parking facilities. Subject to the foregoing, Landlord reserves the right in its sole, but reasonable, discretion to determine whether the parking facilities are becoming overburdened. Landlord shall have the absolute right (a) to allocate and assign parking spaces among some or all of the tenants of the Building (and Tenant shall comply with any such parking assignments), (b) to reconfigure the parking area, and/or (c) to modify the existing ingress to and egress from the parking area as Landlord shall deem appropriate, as long as access to such area is maintained after such modification is completed, and Tenant has the benefit of its ten (10) reserved exclusive use spaces.

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2.3          Tenant Signage.

(a)       Commencing on the Commencement Date, provided that (a) this Lease is in full force and effect, (b) no Event of Default shall have occurred and be continuing and (c) Tenant shall be in occupancy of the entire Premises for the conduct of its business and shall not have assigned this Lease or sublet the Premises other than to a Permitted Transferee (as defined in Section 6.1 (any of which conditions described in clauses (a), (b) and (c) may be waived by Landlord at any time in Landlord’s sole discretion), Tenant shall have the right, subject to the terms and conditions of this Section 2.3, to install an identification sign on the exterior of the Building, in a location reasonably designated by Landlord. The design, size, materials, graphics and method of attachment shall be subject to Landlord’s prior review and approval, which shall not be unreasonably withheld, delayed or conditioned. Tenant shall be responsible for obtaining, at its sole cost and expense, all permits and approvals required by applicable laws, codes, ordinances, rules and regulations regarding such signage. Tenant’s installation work shall be subject to all of the applicable terms and conditions of this Lease regarding Alterations, and Tenant hereby covenants and agrees to maintain such exterior signage in good condition, consistent with the first class quality of the Building, so long as such exterior signage is affixed to the Building, and Tenant shall remove such signage from the exterior of the Building, repair any damage caused thereby and return the exterior of the Building to the condition and finish existing prior to such installation, ordinary wear and tear and damage caused by casualty excepted, upon the earlier to occur of (i) the expiration of Tenant’s rights under this Section 2.3, or (ii) the expiration date of this Lease. Tenant’s rights under this Section 2.3 shall not be assignable or transferable, and consequently will not be available to any sublessee or other occupant, or any other third party, other than to a Permitted Transferee. Landlord hereby approves the signage shown on Exhibit H.

(b)       Tenant may install signs or lettering on the entry doors to the Premises and on the drive thru areas on the Property provided such signs conform to sign standards for the Building adopted by Landlord in its sole discretion and Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the sign to be placed on such entry doors.

(c)        If and only so long as Landlord maintains a tenant directory in the main lobby of the Building, Landlord shall cause Tenant’s name to be listed on such tenant directory; provided, however, that any changes or replacements of such lobby listing after the initial installation shall be at Tenant’s expense.

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2.4          Option to Extend.

(a)       Provided that, at the time of each such exercise, (i) this Lease is in full force and effect, and (ii) no Event of Default shall have occurred and be continuing (either at the time of exercise or at the commencement of an Extended Term), and (iii) Tenant shall be in occupancy of the entire Premises for the conduct of its business and shall not have assigned this Lease or sublet the Premises, except to a Permitted Transferee (any of which conditions described in clauses (i), (ii), and (iii) may be waived by Landlord at any time in Landlord’s sole discretion), Tenant shall have the right and option to extend the Term of this Lease for two (2) extended terms (each an “Extended Term”) of five (5) years each by giving written notice to Landlord not later than nine (9) months and not sooner than twelve (12) months prior to the expiration date of the Term then in effect. The effective giving of such notice of extension by Tenant shall automatically extend the Term of this Lease for the applicable Extended Term, and no instrument of renewal or extension need be executed. In the event that Tenant fails timely to give such notice to Landlord, this Lease shall automatically terminate at the end of the current Term, and Tenant shall have no further option to extend the Term of this Lease. Each Extended Term shall commence on the day immediately succeeding the expiration date of the then current Term and shall end on the day immediately preceding the fifth (5th) anniversary of the first day of such Extended Term. The Extended Term shall be on all the terms and conditions of this Lease, except: (w) during the second Extended Term, Tenant shall have no further option to extend the Term, (x) the Basic Rent for the Extended Term shall be the Fair Market Rental Value of the Premises as of the commencement of the Extended Term in question, taking into account all relevant factors, determined pursuant to Section 2.4(b) below, (y) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s occupancy during the Extended Term and Landlord shall not be required to provide any work allowance or reimburse Tenant for any alterations made or to be made by Tenant, or to grant Tenant any rent concession, and (z) the Base Operating Expenses and the Base Taxes under this Lease for the Extended Term will be the Operating Expenses and Taxes, respectively, for the Operating Year and Tax Year in which the commencement of the Extended Term occurs.

(b)        Promptly after receiving Tenant’s notice extending the Term of this Lease pursuant to Section 2.4(a) above, Landlord shall provide Tenant with Landlord’s good faith estimate of the Fair Market Rental Value (as defined in Section 2.4(c) below) of the Premises for the Extended Term. If Tenant is unwilling to accept Landlord’s estimate of the Fair Market Rental Value as set forth in Landlord’s notice referred to above, then the parties shall negotiate in good faith to reach agreement thereon within thirty (30) days after the delivery of such notice by Landlord. If the parties are unable to reach agreement thereon within thirty (30) days after the delivery of such notice by Landlord, then either party may submit the determination of the Fair Market Rental Value of the Premises to arbitration by giving notice to the other party naming the initiating party’s arbitrator within ten (10) days after the expiration of such thirty (30)-day period. Within fifteen (15) days after receiving a notice of initiation of arbitration, the responding party shall appoint its own arbitrator by notifying the initiating party of the responding party’s arbitrator. If the second arbitrator shall not have been so appointed within such fifteen (15) day period, the Fair Market Rental Value of the Premises shall be determined by the initiating party’s arbitrator. If the second arbitrator shall have been so appointed, the two arbitrators thus appointed shall, within fifteen (15) days after the responding party’s notice of appointment of the second arbitrator, appoint a third arbitrator. If the two initial arbitrators are unable timely to agree on the third arbitrator, then either may, on behalf of both, request such appointment by the closest office of the American Arbitration Association. The Fair Market Rental Value of the Premises for the Extended Term shall be determined by the method commonly known as Baseball Arbitration, whereby Landlord’s selected arbitrator and Tenant’s selected arbitrator shall each set forth its respective determination of the Fair Market Rental Value of the Premises, and the third arbitrator must select one or the other (it being understood that the third arbitrator shall be expressly prohibited from selecting a compromise figure). Landlord’s selected arbitrator and Tenant’s selected arbitrator shall deliver their determinations of the Fair Market Rental Value of the Premises to the third arbitrator within five (5) Business Days of the appointment of the third arbitrator and the third arbitrator shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Fair Market Rental Value of the Premises. The third arbitrator’s decision shall be binding on both Landlord and Tenant. All arbitrators shall be commercial real estate brokers who are independent from the parties and who have had at least ten (10) years experience leasing comparable buildings in the Annapolis area. Each party shall pay the fees of its own arbitrator, and the fees of the third arbitrator shall be shared equally by the parties. If as of the commencement of the Extended Term the amount of the Basic Rent for the Extended Term has not been determined, Tenant shall pay the amount determined by Landlord for the Premises and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the commencement of the Extended Term if necessary. In the event that such determination shall result in an overpayment by Tenant of any Basic Rent, such overpayment shall be paid by Landlord to Tenant promptly after such determination has been made, and if such determination shall result in an underpayment by Tenant of any Basic Rent, Tenant shall pay any such amounts to Landlord promptly following such determination.

8

(c)       As used in this Lease, the term “Fair Market Rental Value” shall mean the fixed rents that landlords of comparable buildings in the Annapolis area have agreed to accept, and sophisticated nonaffiliated tenants of comparable buildings have agreed to pay, in current arms-length, transactions for comparable space (in terms of condition, improvements, floor location, view and floor height) of a comparable size for uses comparable to the Permitted Use, for a term equal to the applicable Extended Term and taking into account all other relevant factors, including without limitation, adjustment for the existence, timing and amount of any increases in rent following the term commencement in the comparison transactions; provided, however, that (i) the presence, amount or absence of brokerage commissions in either the subject transaction or the comparison transactions shall be considered, (ii) any rent abatement or other free rent of any type provided in comparison transactions for the period of the performance of any tenant improvement work (i.e., any “construction period”) shall be disregarded, and (iii) any tenant improvements or allowance provided for in comparable transactions shall be taken into account, and the value, if any, to Tenant of any existing improvements in the Premises shall be taken into account in the calculation of the Fair Market Rental Value. If in determining the Fair Market Rental Value for a subject transaction hereunder, it is determined that free rent or cash allowances (collectively, “Concessions”) should be granted, Landlord may, at Landlord’s sole option, elect all or any portion of the following: (A) to grant some or all of the Concessions to Tenant as free rent or as an improvement allowance, or (B) to adjust the Fair Market Rental Value to take into consideration and deduct the amortized amount of the total dollar value of such Concessions, amortized on a straight line basis over the Extended Term (in which case the Concessions so amortized shall not be granted to Tenant).

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ARTICLE 3

BASIC RENT

3.1          Payment.

(a)       Tenant agrees to pay the Basic Rent and Additional Rent to Landlord, or as directed by Landlord, commencing on the Rent Commencement Date, without offset, abatement (except as provided in Section 11.3), deduction or demand. Basic Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, to Landlord at Landlord’s Payment Address or at such other place as Landlord shall from time to time designate by notice, in lawful money of the United States. In the event that any installment of Basic Rent or any payment of Additional Rent is not paid within seven (7) days of when due, Tenant shall pay, in addition to any charges under Section 14.4, at Landlord’s request an administrative fee equal to 5% of the overdue payment. In addition to the foregoing, if payment of Rent or other charges due under this Lease are not paid within ten (10) days after the date due, such past due amount shall bear interest from the date due until paid at a rate equal to the lesser of (i) a rate equal to 3% plus the prime rate published from time to time in The Wall Street Journal or its successor publication and (ii) the highest rate permitted to be charged by applicable Law (the “Default Interest Rate”). Landlord and Tenant agree that all amounts due from Tenant under or in respect of this Lease, whether labeled Basic Rent, Escalation Charges, Additional Rent or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation regulations promulgated pursuant to the Bankruptcy Code, and including further without limitation Section 502(b) thereof.

(b)       Basic Rent for any partial month shall be pro-rated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs, plus the installment of Basic Rent for the succeeding calendar month.

ARTICLE 4

CONDITION OF PREMISES

4.1         Condition of Premises; Initial Improvements. The Premises are being leased in their present condition, AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord. Except as provided in Exhibit E, Landlord shall have no obligation to perform or reimburse Tenant for any alterations or to make any improvements to the Premises to prepare them for Tenant’s occupancy. Tenant acknowledges that Tenant has inspected the Premises and Common Facilities and has found the same satisfactory.

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ARTICLE 5

USE OF PREMISES

5.1          Permitted Use. Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Use and for no other use without Landlord’s express written consent. Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building, or cause any offensive odors or loud noise or constitute a nuisance or a menace to any other tenant or tenants or other persons in the Property.

5.2          Installations and Alterations by Tenant.

(a)       Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements (collectively, “Alterations”) in or to the Premises (including any Alterations, other than Landlord’s Work, necessary for Tenant’s initial occupancy of the Premises) or any Base Building Systems serving the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed with respect to non-structural Alterations that do not affect or involve any portion of the Base Building or the Base Building Systems. Notwithstanding the foregoing, Landlord’s consent shall not be required for non-structural Alterations that do not affect the Base Building or any Base Building Systems and cost less than $10,000 in the aggregate during any twelve month period, provided that Tenant shall give Landlord prior written notice of such Alterations. Any Alterations shall be in accordance with Landlord’s Rules and Regulations from time to time in effect and with plans and specifications meeting the requirements set forth in such Rules and Regulations and approved in advance by Landlord. All Alterations shall (i) be performed in a good and workmanlike manner using only new and only quality materials and in compliance with all applicable Laws; (ii) be made at Tenant’s sole cost and expense; (iii) become part of the Premises and the property of Landlord upon the expiration or earlier termination of the Term of this Lease unless Landlord otherwise notifies Tenant such Alteration must be removed as provided in Section 5.2(e) below; (iv) be made by contractors and subcontractors approved in advance by Landlord; and (v) be coordinated with any work being performed by Landlord in such a manner as not to damage the Building or interfere with the management, maintenance or operation of the Building. At Landlord’s request, Tenant shall, before its work is started, secure assurances satisfactory to Landlord in its reasonable discretion protecting Landlord against claims arising out of the furnishing of labor and materials for the Alterations. If any Alterations shall involve the removal of fixtures, equipment or other property in the Premises which are not Tenant’s Removable Property, such fixtures, equipment or property shall be promptly replaced by Tenant at its expense with new fixtures, equipment or property of like utility and of at least equal quality. Tenant shall promptly reimburse Landlord for all reasonable costs, including attorneys’, architects’, engineers’, and consultants’ fees, incurred by Landlord in connection with any request from Tenant pursuant to this Section 5.2. Tenant acknowledges and agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise. Landlord shall have the right to require that Tenant use Landlord’s designated structural contractor and architect for the Building for the design and performance of any Alterations affecting the Structural Elements and/or that Tenant use Landlord’s designated fire and life safety contractor and engineer for the Building to perform Tenant’s connection to the Building’s fire alarm system or any Alterations that affect the fire alarm or fire/life safety systems in the Building.

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(b)       All articles of personal property and all business and trade fixtures, furniture, moveable partitions, freestanding cabinet work, machinery and equipment owned or installed by Tenant or any party claiming by, through or under Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Term, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal. Any provision of this Lease to the contrary notwithstanding, Tenant shall be solely responsible for the ordering, delivery and installation of any telephone, telephone switching, telephone and data cabling, and Tenant’s Removable Property to be installed by or on behalf of Tenant in the Premises and for the removal of all telephone and data cabling and all other lines installed in the Building by or on behalf of Tenant or anyone claiming by, through or under Tenant at the expiration or earlier termination of the Term of this Lease.

(c)       Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises, the Building or the Property. To the maximum extent permitted by law, before such time as any contractor commences to perform work on behalf of Tenant, such contractor (and any subcontractors) shall furnish a written statement acknowledging the provisions set forth in the prior clause. Tenant agrees to pay promptly when due the entire cost of any work done on behalf of Tenant, its agents, employees or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to all or any part of the Property and immediately to discharge any such liens which may so attach. If, notwithstanding the foregoing, any lien is filed against all or any part of the Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or its agents, employees or independent contractors, Tenant, at its sole cost and expense, shall cause such lien to be dissolved promptly after receipt of notice that such lien has been filed, by the payment thereof or by the filing of a bond sufficient to accomplish the foregoing. If Tenant shall fail to discharge any such lien, Landlord may, at its option, discharge such lien and treat the cost thereof (including attorneys’ fees incurred in connection therewith) as Additional Rent payable upon demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the Event of Default in not discharging such lien. Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any alterations, additions or improvements by or on behalf of Tenant to the Premises under this Section, which obligation shall survive the expiration or termination of this Lease.

(d)       Landlord may, by written notice to Tenant prior to the expiration or earlier termination of the Term of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations performed by or on behalf of Tenant in the Premises at the expiration or earlier termination of the Term, to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a Building standard tenant improved condition as determined by Landlord. Notwithstanding the foregoing, if Tenant shall so request in writing with its request for consent to any Alterations, that Landlord indicate whether any of such Alterations must be removed upon expiration or earlier termination of the Term of this Lease, then Landlord shall so indicate at such time whether removal will be required. If Landlord does not so require such Alterations to be removed with such consent, Landlord may not later request such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations in the Premises, and return the affected portion of the Premises to a Building standard tenant improved condition as determined by Landlord, then, without limiting Landlord’s other rights and remedies, at Landlord’s option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 12, below, until such work shall be completed, or (B) Landlord may do so and may charge the cost thereof to Tenant. Landlord shall not require Tenant to remove (i) any improvements existing in the Premises as of the date of this Lease that Tenant retains in the Premises or (ii) the initial Tenant’s Work shown on the initial plan attached to this Lease as Schedule E-1.

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5.3          Extra Hazardous Use. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance on the Premises or the Property above the standard rate applicable to Premises being occupied for the Permitted Use. If the premium or rates payable with respect to any policy or policies of insurance carried by or on behalf of Landlord with respect to the Property increases as a result of any act or activity on or use of the Premises during the Term or payment by the insurer of any claim arising from any act or neglect of Tenant, its employees, agents, contractors or invitees, Tenant shall pay such increase, from time to time, within fifteen (15) days after demand therefor by Landlord, as Additional Rent.

5.4          Hazardous Materials.

(a)       Tenant may use materials such as adhesives, lubricants, ink, solvents and cleaning fluids of the kind and in amounts and in the manner customarily found and used in business offices in order to conduct its business at the Premises and to maintain and operate the business machines located in the Premises provided that such materials are used, stored and disposed of by Tenant strictly in accordance with all applicable Laws. Except for the foregoing, Tenant shall not use, store, handle, treat, transport, release or dispose of any other Hazardous Materials on or about the Premises or the Property without Landlord’s prior written consent, which Landlord may withhold or condition in Landlord’s sole discretion.

(b)       Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by Tenant in or about the Premises or the Property and Tenant’s use of the Premises shall comply with all applicable Environmental Laws. Tenant shall, within ten (10) Business Days of Landlord’s written request therefor, disclose in writing all Hazardous Materials that are being used by Tenant in the Premises, the nature of such use and the manner of storage and disposal. Without Landlord’s prior written consent, Tenant shall not conduct any sampling or investigation of soil or groundwater on the Property to determine the presence of any constituents therein.

(c)       Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord and the Landlord Parties (as hereinafter defined) harmless from and against, any liabilities, losses claims, damages, interest, penalties, fines, attorneys’ fees, experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Tenant or Tenant’s agents, employees, contractors or invitees. The provisions of this paragraph (c) shall survive the expiration or earlier termination of this Lease.

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(d)       Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication received by Tenant from any governmental authority concerning Hazardous Materials which relates to the Premises or the Property, and (ii) any Environmental Condition of which Tenant is aware.

ARTICLE 6

ASSIGNMENT AND SUBLETTING

6.1          Prohibition.

(a)       Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting by Tenant or any person acting on behalf of Tenant, without, in each case, the prior written consent of Landlord (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). Without limiting the foregoing, any agreement pursuant to which: (x) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or any portion of the Basic Rent or Additional Rent under this Lease; and/or (y) a third party undertakes or is granted by or on behalf of Tenant the right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises, shall for all purposes hereof be deemed to be a Transfer of this Lease and subject to the provisions of this Article 6. A Transfer under this Article 6 shall also include a sale or other transfer (by one or more transfers) of any of the following: the voting stock, partnership interests, membership or other equity interests in Tenant (or any other mechanism such as the issuance of additional stock or the creation of additional partnership or membership interests) which results in a change of control of Tenant or a sale or other transfer (in one or more transfers) of fifty percent (50%) or more of the assets of Tenant, as if such transfer were an assignment of this Lease. Notwithstanding the foregoing, if equity interests in Tenant at any time are or become traded on a national securities exchange (as defined in the Securities Exchange Act of 1934), the transfer of equity interests in Tenant on a national securities exchange shall not be deemed an assignment within the meaning of this Article; provided, however, that if Tenant is a corporation the outstanding stock of which is listed on a national securities exchange, then any private purchase or buyout of stock shall be deemed a Transfer under this Article 6.

(b)       Notwithstanding the foregoing, Landlord’s consent shall not be required under Section 6.1(a) and Section 6.4 and Section 6.5 shall not apply to either (x) transactions with an entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s assets are transferred, or (y) transactions with any entity which controls or is controlled by Tenant or is under common control with Tenant (such entities, collectively referred to as “Permitted Transferees” and such Transfers “Permitted Transfers”); provided and only on condition that in any such event:

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(i)       with respect to any merger, consolidation or transfer, the successor to Tenant has a net worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the Tangible Net Worth of Tenant immediately prior to such merger, consolidation or transfer,

(ii)     proof satisfactory to Landlord of the Tangible Net Worth of both the transferee and Tenant shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction,

(iii)    the transfer is for a valid business purpose of Tenant and is not a subterfuge for the provisions of this Article 6, and

(iv)    the transferee agrees directly with Landlord, by written instrument in form satisfactory to Landlord in its reasonable discretion, to be bound by all the obligations of Tenant hereunder, including, without limitation, the covenant against further assignment and subletting.

6.2          Landlord’s Consent.

(a)       If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred, (iii) all of the terms of the proposed Transfer and the consideration therefor, including the name and address of the proposed Transferee, and an executed copy of all documentation effectuating the proposed Transfer, including all operative documents to evidence such Transfer and all agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Premises.

(b)       In the event Landlord does not exercise its options pursuant to Section 6.4 below to recapture the Premises or terminate this Lease in whole or in part, Landlord’s consent to a proposed Transfer shall not be unreasonably withheld, conditioned or delayed, provided and upon condition that:

(i)       There shall not be an Event of Default that remains uncured;

(ii)     In Landlord’s reasonable judgment the proposed Transferee is engaged in a business which is in keeping with the then standards of the Building and Property and the proposed use is limited to the Permitted Use;

(iii)    The proposed Transferee is a reputable entity and has sufficient financial worth and stability in light of the responsibilities to be undertaken, based on evidence provided by Tenant (and others) to Landlord, as determined by Landlord in its reasonable discretion;

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(iv)     Neither (A) the proposed Transferee nor (B) any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is then an occupant of any part of the Property;

(v)       The proposed Transferee is not a person or entity with whom Landlord is then, or during the preceding nine (9) months has been, actively negotiating to lease space at the Property;

(vi)     The proposed Transfer shall be in form reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 6;

(vii)    Tenant shall not have advertised or publicized in any way the availability of the Premises at rental rate less than the base rent and additional rent at which Landlord is then offering to lease other space located in the Building without prior notice to and approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(viii)   With respect to a proposed sublease, the proposed sublease involves, in Landlord’s reasonable judgment, a portion of the Premises which is independently leasable space;

(ix)     The holder of any Superior Mortgage and/or Superior Lease, as applicable, consents to such Transfer; and

(x)       Neither the identity nor business of the proposed Transferee would cause Landlord to be in violation of any covenant or restriction contained in another lease at the Property.

6.3          Acceptance of Rent. If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anyone other than Tenant, whether or not in violation of the terms and conditions of the Lease, Landlord may, at any time and from time to time, collect rent and other charges from the Transferee, and apply the net amount collected to the rent and other charges herein reserved, but no such Transfer, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the Transferee as a tenant or a release of Tenant from the further performance of covenants on the part of Tenant to be performed hereunder. Any consent by Landlord to a particular Transfer or other act for which Landlord’s consent is required under paragraph (a) of Section 6.1 shall not in any way diminish the prohibition stated in paragraph (a) of Section 6.1 as to any further such Transfer or other act or the continuing liability of the original named Tenant. No Transfer hereunder shall relieve Tenant from its obligations hereunder, and Tenant shall remain fully and primarily liable therefor. Landlord may revoke any consent by Landlord to a particular Transfer if the Transfer does not provide that the Transferee agrees to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed.

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6.4          Excess Payments. If Tenant assigns this Lease or sublets the Premises or any portion thereof, Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the amount, if any, by which (a) any and all compensation received by Tenant as a result of such Transfer, net only of reasonable expenses actually incurred by Tenant in connection with such Transfer for brokerage commissions, improvement expenses and allowances (prorated over the term of the Transfer), exceeds (b) in the case of an assignment, the Basic Rent and Additional Rent under this Lease, and in the case of a subletting, the portion of the Basic Rent and Additional Rent allocable to the portion of the Premises subject to such subletting. Such payments shall be made on the date the corresponding payments under this Lease are due. Notwithstanding the foregoing, the provisions of this Section shall impose no obligation on Landlord to consent to an assignment of this Lease or a subletting of all or a portion of the Premises.

6.5          Landlord’s Recapture Right. Notwithstanding anything herein to the contrary, in addition to withholding or granting consent with respect to any proposed Transfer, other than to a Permitted Transferee, Landlord shall have the right, to be exercised in writing within thirty (30) days after receipt of a Transfer Notice, to terminate this Lease (in the event of a proposed assignment) or recapture that portion of the Premises to be subleased (in the event of a proposed sublease). In the case of a proposed assignment, this Lease shall terminate as of the date (the “Recapture Date”) which is the later of (a) sixty (60) days after the date of Landlord’s election, and (b) the proposed effective date of such Transfer, as if such date were the last day of the Term of this Lease. If Landlord exercises the rights under this Section 6.5 in connection with a proposed sublease, this Lease shall be deemed amended to eliminate the proposed sublease premises from the Premises as of the Recapture Date, and thereafter all Basic Rent and Escalation Charges shall be appropriately prorated to reflect the reduction of the Premises as of the Recapture Date.

6.6          Further Requirements. Tenant shall reimburse Landlord on demand, as Additional Rent, for any out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred by Landlord in connection with any actual or proposed assignment or sublease or other act described in paragraph (a) of Section 6.1, whether or not consummated, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant. Any sublease to which Landlord gives its consent shall not be valid unless and until Tenant and the sublessee execute a consent agreement in form and substance satisfactory to Landlord in its reasonable discretion and a fully executed counterpart of such sublease has been delivered to Landlord. Any sublease shall provide that: (i) the term of the sublease ends no later than one day before the last day of the Term of this Lease; (ii) such sublease is subject and subordinate to this Lease; (iii) Landlord may enforce the provisions of the sublease, including collection of rents; and (iv) in the event of termination of this Lease or reentry or repossession of the Premises by Landlord, Landlord may, at its sole discretion and option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord, but nevertheless Landlord shall not (A) be liable for any previous act or omission of Tenant under such sublease; (B) be subject to any defense or offset previously accrued in favor of the subtenant against Tenant; or (C) be bound by any previous modification of such sublease made without Landlord’s written consent or by any previous prepayment of more than one month’s rent.

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ARTICLE 7

RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES; SERVICES TO BE FURNISHED BY LANDLORD

7.1          Landlord Repairs.

(a)       Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair the roof, the Base Building and Base Building Systems (but specifically excluding any supplemental heating, ventilation or air conditioning equipment or systems exclusively serving the Premises installed at Tenant’s request or as a result of Tenant’s requirements in excess of Building standard design criteria ), all insofar as they affect the Premises, except that Landlord shall in no event be responsible to Tenant for the repair of glass in the Premises, the doors (or related glass and finish work) leading to the Premises, or any condition in the Premises or the Building caused by any act or neglect of Tenant, its invitees or contractors. Landlord shall also keep and maintain all Common Facilities in a good and clean order, condition and repair, free of snow and accumulation of dirt and rubbish and with reasonable treatment of ice on driveways and pedestrian walkways, and shall keep and maintain all landscaped areas at the Property in a neat and orderly condition. Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly in this Section 7.1 provided, unless expressly provided otherwise in this Lease.

(b)       Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 7.1 or elsewhere in this Lease, unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.

7.2          Tenant Repairs; Compliance with Laws.

(a)       Tenant shall keep and maintain the Premises and the Improvements, fixtures and appurtenances therein or thereon (including, without limitation, electrical and mechanical systems not considered part of the Base Building Systems or any portion of such systems that have been installed for the exclusive use and benefit of Tenant such as additional HVAC equipment, hot water heaters, electronic, data, phone, and other telecommunications cabling and related equipment, and security or telephone systems for the Premises), neat and clean and in good order, condition and repair, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and Tenant shall surrender the Premises, at the end of the Term, in such condition. Subject to Section 10.4 regarding waiver of subrogation, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant, or its employees, contractors or invitees (including any damage by fire or other casualty arising therefrom).

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(b)       Tenant shall comply with all Laws from time to time in effect and all directions, rules and regulations of governmental agencies having jurisdiction, and the standards recommended by the local Board of Fire Underwriters applicable to the Premises and Tenant’s use and occupancy thereof and its business and operations therein, and shall, at Tenant’s expense, obtain all permits, licenses and the like required thereby. Notwithstanding the foregoing, Tenant shall not be obligated to make structural repairs or alterations to the Premises in order to comply with any Laws unless the need for such repairs or alterations arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinguished from mere general office use, (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein, (iii) any cause or condition created by or at the instance of the Tenant, including, without limitation, the performance of the Tenant’s Work and/or any other Alterations made by Tenant, or (iv) a breach by Tenant of any provisions of this Lease. Any of the foregoing conditions caused by any employee, agent, contractor, or subtenant of Tenant or any other party claiming by, through, or under Tenant shall be attributable to Tenant for purposes of this Lease. Tenant shall also be responsible for the cost of compliance with all present and future Laws in respect of the Building to the extent arising from any of the causes set forth in clauses (i) through (iv) above of this Section 7.2(b), in which event Tenant shall be responsible to perform, at Tenant's sole cost and expense, such repairs or alterations, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen.

(c)       If repairs are required to be made by Tenant pursuant to the terms hereof, and Tenant fails to make the repairs, upon not less than ten (10) days’ prior written notice (except that no notice shall be required in the event of an emergency), Landlord may make or cause such repairs to be made (but shall not be required to do so), and the provisions of Section 14.4 shall be applicable to the costs thereof. Landlord shall not be responsible to Tenant for any loss or damage whatsoever that may accrue to Tenant’s stock or business by reason of Landlord’s making such repairs.

7.3          Floor Load - Heavy Machinery.

(a)       Tenant shall not place a load upon any floor in the Premises exceeding fifty (50) pounds live load per square foot of usable area of the Premises, or such lower limit as may be proscribed by applicable Law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent may include a requirement to provide insurance, naming Landlord as an insured, in such amounts as Landlord may deem reasonable. Landlord hereby confirms and agrees that Tenant may maintain the safe and related equipment in the locations they are in on the Commencement Date.

(b)       If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s license to do such work, and that all work in connection therewith shall comply with applicable Laws. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

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7.4          Utility Services.

(a)       Landlord shall, on Business Days from 6:30 a.m. to 8:00 p.m. and on Saturdays from 7:00 a.m. to 5:00 p.m., furnish heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation at an occupancy of not more than one person per 150 square feet of Premises Rentable Area and an electrical load not exceeding 3.0 watts per usable square foot of Premises area. If Tenant shall require air conditioning, heating or ventilation outside the hours and days above specified, Landlord shall furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect for the Building upon demand as Additional Rent. In the event Tenant introduces into the Premises personnel or equipment which overloads the capacity of the Building system or in any other way interferes with the system’s ability to perform adequately its proper functions, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, and the cost of such supplementary systems shall be payable by Tenant to Landlord upon demand as Additional Rent.

(b)       Landlord shall supply electricity to the Premises for lighting and normal office machines at base building standard receptacles to meet a demand requirement not to exceed 3.0 watts per usable square foot of the Premises for standard single-phase 120 volt alternating current, and Tenant agrees in its use of the Premises (i) not to exceed such requirements, and (ii) that its total connected lighting load it will not exceed the maximum from time to time permitted under applicable governmental regulations. If, without in any way derogating from the foregoing limitation, Tenant shall require electricity in excess of the requirements set forth above, Tenant shall notify Landlord and Landlord may (without being obligated to do so) supply such additional service or equipment at Tenant’s sole cost and expense. Landlord shall purchase and install, at Tenant’s expense, all lamps, tubes, bulbs, starters and ballasts. In order to assure that the foregoing requirements are not exceeded and to avert possible adverse effect on the Building’s electric system, Tenant shall not, without Landlord’s prior consent, connect any fixtures, appliances or equipment to the Building’s electric distribution system drawing more than 15 amps at 120/208 volts. If Tenant has special equipment (such as computers, servers and reproduction equipment) that uses either 3-phase electric power or a voltage other than 120 volts, or any other electrical usage in excess of 3.0 watts per usable square foot of the Premises, Landlord may, at its option, require such usage to be separately metered or check metered, at Tenant’s sole cost and expense, and invoiced or billed separately to Tenant by Landlord or the applicable utility provider, as applicable. All charges to Tenant under this paragraph shall be due and payable as Additional Rent within thirty (30) days after receiving Landlord’s invoice therefor.

(c)       From time to time during the Term of this Lease, Landlord shall have the right to have an electrical consultant selected by Landlord make a survey of Tenant’s electric usage, the result of which survey shall be conclusively binding upon Landlord and Tenant. In the event that such survey shows that Tenant has exceeded the requirements set forth in paragraph (b), in addition to any other rights Landlord may have hereunder, Tenant shall, upon demand, reimburse Landlord for the cost of such survey and the cost, as determined by such consultant, of electricity usage in excess of such requirements as Additional Rent.

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7.5          Other Services.

Landlord shall also provide:

(a)       Passenger elevator service from the existing passenger elevator system in common with Landlord and others entitled thereto.

(b)       Warm water for lavatory purposes and cold water (at temperatures supplied by the city in which the Property is located) for drinking, lavatory and toilet purposes. Such water shall be made available from the main connection point for such service on the floor on which the Premises is located and the distribution of water within the Premises shall be provided by Tenant. If Tenant uses water for any purpose other than for ordinary lavatory and drinking purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof as Additional Rent upon demand and shall keep such meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in the event Tenant fails timely to make any such payment, Landlord may pay such charges and collect the same from Tenant upon demand as Additional Rent.

(c)       Cleaning and janitorial services to the Premises, provided the same are kept in order by Tenant, substantially in accordance with the cleaning standards from time to time in effect for the Building.

(d)       Access to the Premises at all times, subject to security and safety precautions from time to time in effect, if any, and subject always to restrictions based on emergency conditions.

(e)       Landlord may from time to time, but shall not be obligated to, provide one or more attendants in or about the lobby of the Building, and the costs of such services shall constitute Operating Expenses in accordance with the provisions of Article 9 hereof. Tenant expressly acknowledges and agrees that, if provided: (i) such attendants shall not serve as police officers, and will be unarmed, and will not be trained in situations involving potentially physical confrontation; and (ii) such attendants will be solely an amenity to tenants of the Building for purposes such as assisting visitors and invitees of tenants and others in the Building, monitoring fire control and alarm equipment, and summoning emergency services to the Building as and when needed, and not for the purpose of securing any individual tenant premises or guaranteeing the physical safety of Tenant’s Premises or of Tenant’s employees, agents, contractors or invitees. If and to the extent that Tenant desires to provide security for the Premises or for such persons or their property, Tenant shall be responsible for so doing. Landlord expressly disclaims any and all responsibility and/or liability for the physical safety of Tenant’s property, and for that of Tenant’s employees, agents, contractors and invitees, and, without in any way limiting the operation of Article 10 hereof, Tenant, for itself and its agents, contractors, invitees and employees, hereby expressly waives any claim, action, cause of action or other right which may accrue or arise as a result of any damage or injury to the person or property of Tenant or any such agent, invitee, contractor or employee. Tenant agrees that, as between Landlord and Tenant, it is Tenant’s responsibility to advise its employees, agents, contractors and invitees as to necessary and appropriate safety precautions.

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7.6          Interruption of Service.

(a)       Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving access to the Building, or other portions of the Property, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements in the judgment of Landlord reasonably exercised desirable or necessary, or when prevented from supplying such services or use due to any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant or by Force Majeure, including, but not limited to, strikes, lockouts, difficulty in obtaining materials, accidents, laws or orders, or inability, by exercise of reasonable diligence, to obtain electricity, water, gas, steam, coal, oil or other suitable fuel or power. No diminution or abatement of rent or other compensation, nor any direct, indirect or consequential damages shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. The failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor to render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

(b)       Notwithstanding the foregoing, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur, except to the extent due to (x) any negligent act of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant, or (y) a casualty covered under Article 11 below (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption is the consequence of Landlord’s negligence or willful misconduct, the restoration of which is within Landlord’s reasonable control and (iii) such Service Interruption continues for more than five (5) consecutive Business Days and (iv) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially adversely affected, then so long as no uncured Event of Default then exists under this Lease, all Basic Rent and Additional Rent due hereunder with respect to the materially adversely affected portion of the Premises shall be abated for the period beginning on the sixth (6th) Business Day of such failure and shall continue until the applicable Essential Service is restored to a level that the material, adverse effect is eliminated. For purposes hereof, “Essential Services” shall mean the provision of (A) water and sanitary sewer, (B) electricity in amounts required under this Lease, and (C) access to the Premises and elevator service to the Premises. The rights granted to Tenant hereunder shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide Essential Services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of Essential Services.

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ARTICLE 8

REAL ESTATE TAXES

8.1          Payments on Account of Real Estate Taxes.

(a)       “Tax Year” shall mean a twelve-month period commencing on January 1 and falling wholly or partially within the Term, and “Taxes” shall mean (i) all taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof, or against any Basic Rent, Additional Rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Basic Rent, Additional Rent or other rent of any kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; and (iv) reasonable expenses of any proceeding for abatement of any of the foregoing items included in Taxes; but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. There shall be excluded from Taxes all income, estate, succession, inheritance and transfer taxes of Landlord; provided, however, that if at any time during the Term, the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, or other new or additional tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such tax or charge shall be included in the term “Taxes” for the purposes of this Article.

(b)       In the event that Taxes during any Tax Year shall exceed Base Taxes, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) such excess Taxes multiplied by (ii) Tenant’s Proportionate Share, such amount to be apportioned for any portion of a Tax Year in which the Commencement Date falls or the Term expires.

(c)       Estimated payments by Tenant on account of Taxes shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due with a sum equal to Tenant’s required payment, as reasonably estimated by Landlord from time to time, on account of Taxes for the then current Tax Year. Promptly after receipt by Landlord of bills for such Taxes, Landlord shall advise Tenant of the amount thereof and the computation of Tenant’s payment on account thereof. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payment on account thereof for such Tax Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Tax Year are greater than estimated payments theretofore made on account thereof for such Tax Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so advised by Landlord, and the obligation to make such payment for any period within the Term shall survive expiration of the Term.

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8.2          Abatement. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year all or any portion of which falls within the Term, then out of any balance remaining thereof after deducting Landlord’s expenses in obtaining such refund, Landlord shall, provided there does not then exist an Event of Default, credit an amount equal to such refund or reimbursement or sum in lieu thereof (exclusive of any interest, and apportioned if such refund is for a Tax Year a portion of which falls outside the Term,) multiplied by Tenant’s Proportionate Share against the monthly installments of Escalation Charges next due under this Lease (or refund such amount to Tenant if the Term has ended and Tenant has no further obligations to Landlord); provided, that in no event shall Tenant be entitled to a credit in excess of the payments made by Tenant on account of Taxes for such Tax Year pursuant to paragraph (b) of Section 8.1 or to receive any payments or abatement of Basic Rent if Taxes for any year are less than Base Taxes or if Base Taxes are abated. If the Taxes comprising Base Taxes are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Base Taxes and Landlord shall give notice to Tenant of the corrected amount of Base Taxes and the amount of any additional payments due from Tenant under this Article 8.

ARTICLE 9

OPERATING EXPENSES

9.1          Definitions. “Operating Year” shall mean each calendar year all or any part of which falls within the Term, and “Operating Expenses” shall mean the aggregate costs and expenses incurred by Landlord with respect to the operation, administration, cleaning, insuring, repair, maintenance and management of the Property, including, without limitation, the costs and expenses set forth in Exhibit F attached hereto; provided that if during any portion of the Operating Year for which Operating Expenses are being computed (including the Operating Year for which Base Operating Expenses are calculated), less than all of the Building was occupied by tenants or Landlord was not supplying all tenants with the services being supplied under this Lease, actual Operating Expenses incurred shall be extrapolated reasonably by Landlord on an item by item basis to the estimated Operating Expenses that would have been incurred if the Building were fully occupied for such Operating Year and such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such Operating Year. If and to the extent the Property includes other buildings as part of a larger project or development, Landlord shall have the right to allocate to each building on the Property, including the Building, an equitable portion of the costs and expenses for the Common Facilities of the Property, in accordance with its good faith business judgment, and the allocable portion of such costs and expenses shall be included in Operating Expenses hereunder.

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9.2          Tenant’s Payment of Operating Expenses.

(a)       In the event that for any Operating Year Operating Expenses shall exceed Base Operating Expenses, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) such excess Operating Expenses multiplied by (ii) Tenant’s Proportionate Share, such amount to be apportioned for any portion of an Operating Year in which the Commencement Date falls or the Term of this Lease ends.

(b)       Estimated payments by Tenant on account of Operating Expenses shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant’s required payment, as reasonably estimated by Landlord from time to time during each Operating Year, on account of Operating Expenses for such Operating Year. After the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for such Operating Year, and Landlord shall certify to the accuracy thereof. If estimated payments theretofore made for such Operating Year by Tenant exceed Tenant’s required payment on account thereof for such Operating Year according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord, and the obligation to make such payment for any period within the Term shall survive expiration of the Term.

(c)       Any such accounting by Landlord shall be binding and conclusive upon Tenant unless within sixty (60) days after the giving by Landlord of such accounting Tenant shall notify Landlord that Tenant disputes the correctness of such accounting, specifying the particular respects in which the accounting is claimed to be incorrect. If Tenant timely sends a notice to Landlord disputing the accounting received from Landlord, Tenant may, at Tenant’s sole cost and expense, undertake an audit of such of Landlord’s books as are directly relevant to the Operating Expense accounting for the Operating Year in question, provided and on condition that (i) there is then no uncured Event of Default under this Lease, (ii) Tenant has made all payments of Escalation Charges billed or invoiced by Landlord as of the date of the audit, (iii) the audit is performed only by Tenant’s employees, internal accounting department or an independent certified public accounting firm reasonably approved by Landlord and whose fee or other compensation is fixed by contract and is in no manner computed or determined based upon the results of the audit, (iv) both Tenant and its examiners execute and deliver to Landlord a confidentiality agreement in form and substance reasonably acceptable to Landlord whereby such parties expressly agree to maintain the results of such audit in strict confidence, and (v) such audit is commenced and completed and the results thereof delivered to Landlord within sixty (60) days following the date Landlord makes its books available to Tenant. If Tenant fails to timely deliver a dispute notice to Landlord, or fails to complete its audit and deliver the results thereof to Landlord within the applicable sixty (60) day period, then, in either of such events, Landlord’s accounting shall be binding and conclusive upon Tenant for all purposes of this Lease. If it is finally determined or mutually agreed that Landlord has overstated Tenant’s share of excess Operating Expenses, Landlord shall credit the amount of such overstatement against the monthly installments of Escalation Charges next due under this Lease (or refund such amount to Tenant if the Term has ended and Tenant has no further obligations to Landlord under this Lease). If the audit demonstrates that Landlord has not overstated Escalation Charges, then Landlord may invoice Tenant for any amount by which Tenant’s Escalation Charges under this Section 9.2 was understated, which invoice shall be payable by Tenant within thirty (30) days after receipt.

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ARTICLE 10

INDEMNITY AND PUBLIC LIABILITY INSURANCE

10.1         Tenant’s Indemnity. Except to the extent arising from the gross negligence or willful misconduct of Landlord or its agents or employees, Tenant shall defend with counsel first approved by Landlord, save harmless, and indemnify Landlord and Landlord’s managing agent, beneficiaries, partners, members, shareholders, subsidiaries, officers, directors, agents, trustees and employees (“Landlord Parties”) from and against all claims, losses, cost, damages, any liability or expense of whatever nature arising from injury, loss, accident or damage to any person or property, arising from or claimed to have arisen (a) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (b) from the omission, fault, willful act, negligence or other misconduct of Tenant or Tenant’s agents, employees, contractors, licensees or invitees in or about the Premises or the Property, (c) in connection with Tenant’s use of the Premises or any business conducted therein or any work done or condition created in the Premises by Tenant, its agent, employees or contractors, or anyone claiming by, through or under Tenant, or (d) the failure of Tenant to perform and discharge its covenants and obligations under this Lease and, in any case, occurring after the Commencement Date (or such earlier date as of which Tenant takes possession of the Premises) until the expiration of the Term of this Lease and thereafter so long as Tenant is in occupancy of any part of the Premises. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels. The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Lease.

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10.2         Tenant Insurance. Tenant agrees to maintain, at Tenant’s expense, in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, (a) a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor’s hazard and completed operations coverage) in at least the amounts of the Initial General Liability Insurance specified in Section 1.1 or such greater amounts as Landlord in its reasonable discretion shall from time to time request, under which Tenant is named as an insured and Landlord, and, at Landlord’s request, Landlord’s property manager, any Superior Mortgagee and Superior Lessor, and such other persons as Landlord reasonably may request are named as additional insureds, (b) special form (formerly known as “all-risk”) property insurance on a “replacement cost” basis, insuring Tenant’s Removable Property and any alterations, additions and improvements located from time to time in the Premises, whether made by Tenant pursuant to Article 5 or otherwise existing in the Premises as of the Commencement Date (such alterations, additions and improvements collectively the “Improvements”), (c) workers’ compensation insurance with statutory limits, (d) employer’s liability insurance with the following limits: bodily injury by disease per person $1,000,000.00; bodily injury by accident policy limit $1,000,000.00; bodily injury by disease policy limit $1,000,000.00, (e) business automobile liability insurance including owned, hired and non-owned automobiles, in an amount not less than One Million Dollars ($1,000,000) combined single limit per occurrence, with such commercially reasonable increases as Landlord may require from time to time, and (f) business interruption insurance insuring interruption or stoppage of Tenant’s business at the Premises for a period of not less than twelve (12) months. Tenant may satisfy such insurance requirements by including the Premises in a so-called “blanket” and/or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises is pursuant to a “per location” endorsement shall fulfill the requirements set forth herein. Tenant’s insurance shall be primary to, and not contributory with any insurance carried by Landlord, whose insurance shall be considered excess only. Each policy required hereunder shall be non-cancelable and non-amendable with respect to Landlord and Landlord’s said designees without thirty (30) days’ prior notice. The policies of insurance required to be maintained by Tenant hereunder shall be issued by companies domiciled in the United States and qualified and licensed to conduct business in the state in which the Property is located, and shall be rated A:X or better in the most current issue of Best’s Key Rating Guide (or any successor thereto). At all times during the Term, such insurance shall be maintained, and Tenant shall cause a current and valid certificate of such policies to be deposited with Landlord. If Tenant fails to have a current and valid certificate of such policies on deposit with Landlord at all times during the Term and such failure is not cured within three (3) Business Days following Tenant’s receipt of notice thereof from Landlord, Landlord shall have the right, but not the obligation, to obtain such an insurance policy, and Tenant shall be obligated to pay Landlord the amount of the premiums applicable to such insurance within ten (10) days after Tenant’s receipt of Landlord’s request for payment thereof. Tenant’s insurance policies shall not include deductibles in excess of Five Thousand Dollars ($5,000.00).

10.3         Tenant’s Risk. Tenant agrees to use and occupy the Premises and to use such other portions of the Property as Tenant is herein given the right to use at Tenant’s own risk. Landlord shall not be liable to Tenant, its employees, agents, invitees or contractors for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to Tenant’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building, unless due to the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s insurers shall in any manner be held responsible therefor. Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or otherwise. Notwithstanding the foregoing, Landlord shall not be released from liability for any injury, loss, damages or liability to the extent arising from any gross negligence or willful misconduct of Landlord, its servants, employees or agents acting within the scope of their authority on or about the Premises; provided, however, that in no event shall Landlord, its servants, employees or agents have any liability to Tenant based on any loss with respect to or interruption in the operation of Tenant’s business. The provisions of this Section 10.3 shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during any additional period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

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10.4       Landlord’s Insurance. Landlord shall maintain, as a part of Operating Expenses, special form property insurance on the Building in such amounts and subject to such deductibles as Landlord may reasonably determine. Such insurance shall be maintained with an insurance company selected by Landlord or a Superior Mortgagee, and payment for losses thereunder shall be made solely to Landlord subject to the rights of the Superior Mortgagee from time to time. Additionally Landlord may maintain such additional insurance, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. The cost of all such additional insurance shall also be part of the Operating Expenses. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties or by Landlord’s or any affiliate of Landlord’s program of self insurance, and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

10.5       Waiver of Subrogation. Notwithstanding anything herein to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, employees, licensees, or invitees for any loss or damage to or at the Premises or the Property or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause which is covered, or would have been covered, by the insurance coverages required to be maintained by Landlord and Tenant, respectively, under this Lease, regardless of cause or origin, including omission of the other party hereto, its agents, employees, licensees, or invitees. Landlord and Tenant covenant that no insurer shall hold any right of subrogation against either of such parties with respect thereto. The parties hereto agree that any and all such insurance policies required to be carried by either shall be endorsed with a subrogation clause, substantially as follows: “This insurance shall not be invalidated should the insured waive, in writing prior to a loss, any and all right of recovery against any party for loss occurring to the Project described therein,” and shall provide that such party’s insurer waives any right of recovery against the other party in connection with any such loss or damage.

ARTICLE 11

FIRE, EMINENT DOMAIN, ETC.

11.1       Landlord’s Right of Termination. If the Premises or the Building are substantially damaged (the term “substantially damaged” meaning damage of such a character that the same cannot, in the ordinary course, reasonably be expected to be repaired within sixty (60) days from the time that repair work would commence) by fire or other casualty (each, a “Casualty”), then Landlord shall have the right to terminate this Lease by giving notice of Landlord’s election so to do within ninety (90) days after the occurrence of such Casualty, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance or interruption of business arising from any Casualty.

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11.2        Restoration; Tenant’s Right of Termination

(a)       If the Building or the Premises shall be partially or totally damaged or destroyed by a Casualty and if this Lease is not terminated as provided in this Article 11, then (i) Landlord shall repair and restore the Building and the Premises (but excluding Tenant’s Removable Property and the Improvements (“Landlord’s Restoration Work”) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty, and (ii) Tenant shall repair and restore in accordance with Section 5.2 all of Tenant’s Removable Property and the Improvements (“Tenant’s Restoration Work”) with reasonable dispatch after the Casualty. Notwithstanding anything to the contrary contained herein, if in Landlord’s sole discretion it would be appropriate for safety reasons, health reasons or the efficient operation or restoration of the Building or the Premises for Landlord to perform all or a portion of Tenant’s Restoration Work on behalf of Tenant, then (x) Landlord shall give Tenant a written notice specifying the portion of Tenant’s Restoration Work to be performed by Landlord (the “Specified Restoration Work”), (y) Landlord shall perform the Specified Restoration Work, and (z) Tenant shall pay to Landlord within ten (10) days following the giving of Landlord’s written demand therefor (or Landlord shall retain from the insurance proceeds paid to Landlord in accordance with the last sentence of this Section 11.2(a)) the cost of such Specified Restoration Work. The proceeds of insurance covering Tenant’s Removable Property and the Improvements shall be paid to Landlord, and, unless Landlord restores Tenant’s Removable Property and the Improvements as part of the Specified Restoration Work, upon the completion of the repair and restoration of Tenant’s Removable Property and the Improvements and the reoccupancy of the Premises by Tenant, Landlord shall disburse to Tenant the proceeds of insurance maintained by Tenant covering Tenant’s Removable Property and the Improvements up to the amount so expended by Tenant.

(b)       Landlord shall not carry any insurance on Tenant’s Removable Property or on the Improvements (including without limitation any Landlord’s Work performed in connection with this Lease) that constitute part of Tenant’s Restoration Work and shall not be obligated to repair or replace Tenant’s Removable Property or such Improvements (whether or not installed by or at the expense of Landlord). Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s Removable Property and any Improvements. Tenant shall notify Landlord promptly of any casualty in the Premises. In the event of a partial or total destruction of the Premises, Tenant shall as soon as practicable (but no later than five (5) Business Days after receiving a notice from Landlord) remove any and all of Tenant’s Removable Property from the Premises or the portion thereof destroyed, as the case may be, and if Tenant does not promptly so remove Tenant’s Removable Property, Landlord, at Tenant’s expense, may discard the same or may remove Tenant’s Removable Property to a public warehouse for deposit or retain the same in its own possession and at its discretion may sell the same at either public auction or private sale, the proceeds of which shall be applied first to the expenses of removal, storage and sale, second to any sums owed by Tenant to Landlord, with any balance remaining to the paid to Tenant; if the expenses of such removal, storage and sale shall exceed the proceeds of any sale, Tenant shall pay such excess to Landlord upon demand. Tenant shall be solely responsible for arranging for any visits to the Premises by Tenant’s insurance adjuster that may be desired by Tenant prior to the removal of Tenant’s Removable Property by Tenant or Landlord, as provided in this Section 11.2(b), or the performance by Landlord of Landlord’s Restoration Work or the Specified Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant in the event that Tenant fails to do so. Tenant shall promptly permit Landlord access to the Premises for the purpose of performing Landlord’s Restoration Work and, if applicable, the Specified Restoration Work.

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(c)       Within ninety (90) days after the occurrence of any Casualty affecting the Premises, Landlord shall deliver to Tenant a written estimate from a reputable contractor, architect or engineer designated by Landlord as to the probable length of time that will be necessary to substantially complete Landlord’s Restoration Work. If such time estimate exceeds twelve (12) months from the date that repair work would commence, Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after receipt of such estimate (time being of the essence with respect to the giving of such notice by Tenant). If Tenant is entitled pursuant to the terms of this Section 11.2(c) to terminate this Lease and Tenant fails to deliver a termination notice to Landlord within the thirty (30) day period set forth herein, Tenant will be deemed to have waived Tenant’s rights under this Section 11.2(c) to terminate the Lease on account of such Casualty. The provisions of this Section are in lieu of any statutory termination provisions allowable in the event of a Casualty.

(d)       If this Lease is terminated under any of the provisions of this Article XI as a result of a Casualty, Landlord shall be entitled to retain for its benefit the proceeds of insurance maintained by Tenant on the Improvements. This Section 11.2 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and any law providing for a contingency in the absence of an express agreement, now or hereafter in force, shall have no application.

11.3        Abatement of Rent. If the Premises is damaged by a Casualty, Basic Rent and Escalation Charges payable by Tenant shall abate proportionately for the period from the date of such fire or other casualty until the earlier of (a) the date that Landlord substantially completes Landlord’s Restoration Work (provided that if Landlord would have completed Landlord’s Restoration Work at an earlier date but for Tenant having failed to cooperate with Landlord in effecting such Work or collecting insurance proceeds, then the Premises shall be deemed to have been repaired and restored on such earlier date and the abatement shall cease), or (b) the date Tenant or other occupant reoccupies any portion of the Premises (in which case the Basic Rent and Escalation Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Notwithstanding any provision contained in this Lease to the contrary, (i) there shall be no abatement with respect to any portion of the Premises which has not been rendered untenantable by reason of fire or other casualty and which is accessible, whether or not other portions of the Premises are untenantable, and (ii) any abatement of Basic Rent or Escalation Charges applicable to any portion of the Premises which was rendered untenantable by reason of a casualty shall cease on the earliest of the dates referred to in clauses (a) or (b) of the preceding sentence provided such portion is accessible, whether or not other portions of the Premises remain untenantable. Landlord’s determination of the date Landlord’s Restoration Work to the Premises shall have been substantially completed shall be controlling unless Tenant disputes same by notice to Landlord given within ten (10) days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Basic Rent and Escalation Charges in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Basic Rent or of Escalation Charges.

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11.4       Eminent Domain

(a)       If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Escalation Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance or interruption of business arising from such exercise of the power of eminent domain.

(b)       If any part of the Building is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice of Landlord’s election so to do within ninety (90) days after the occurrence of the effective date of such taking, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established for the expiration of the Term of this Lease.

(c)       If this Lease shall not be terminated pursuant to Section 11.4(b), Landlord shall thereafter use due diligence to restore the Premises (excluding any Alterations made by Tenant pursuant to Section 5.2) to proper condition for Tenant’s use and occupation, provided that Landlord’s obligation shall be limited to the amount of compensation recoverable by Landlord from the taking authority. If, for any reason, such restoration shall not be substantially completed within six (6) months after the expiration of the ninety (90) day period referred to in Section 11.4(b) (which six month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration for any cause beyond Landlord’s reasonable control, but in no event for more than an additional three (3) months), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended). Upon the giving of such notice, this Lease shall cease and come to an end thirty (30) days after the giving of such notice, without further liability or obligation on the part of either party unless, within such thirty (30) day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration.

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(d)       Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney in fact to execute and deliver in Tenant’s name all such assignments and assurances. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 12

HOLDING OVER; SURRENDER

12.1        Holding Over. If Tenant or anyone claiming by, through or under Tenant shall remain in possession of all or any part of the Premises (which shall include a failure by Tenant to remove any Tenant’s Removable Property or Alterations which Landlord notified Tenant were to be removed at the expiration or earlier termination of the Term) after the expiration or earlier termination of the Term of this Lease, such holding over shall be treated as a daily tenancy at sufferance at a Basic Rent equal to the greater of (i) the fair market rental rate for the Premises based upon the most recent comparable transactions in the Building for comparable space on the same floor or above, and (ii) one hundred fifty percent (150%) of the Basic Rent in effect for the last rental period of the Term plus Escalation Charges and other Additional Rent herein provided (prorated on a daily basis). In addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs and damages, direct and/or indirect, sustained by reason of any such holding over, including, without limitation, claims made by and loss of any succeeding tenant arising out of such failure to timely surrender possession in the condition required under this Lease. In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable (and excluding any extension, expansion or rights of first offer of tenant) in the Lease. Nothing contained in this Article 12 shall be construed as a consent by Landlord to any holding over by Tenant, and Landlord shall have the right to immediately terminate such holding over pursuant to applicable Law. The provisions of this Article 12 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

12.2        Surrender of Premises. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall promptly and peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, together with all Alterations which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease (except as otherwise required by Landlord pursuant to Section 5.2(e) above), excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility to repair or restore. Tenant shall remove all of Tenant’s Removable Property, all signs installed by or on behalf of Tenant in or on the Premises and the Building, all lines and other wiring and cabling installed by Tenant prior to or during the Term. Tenant shall have no responsibility to remove any wiring cabling in or serving the Premises that was not installed by or on behalf of Tenant, which, as between Landlord and Tenant, shall be Landlord’s responsibility. Tenant shall repair any damage to the Premises or the Building caused by such removal and restore the affected area to its condition prior to the installation thereof. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

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ARTICLE 13

RIGHTS OF MORTGAGEES; TRANSFER OF TITLE

13.1        Rights of Mortgagees or Ground Lessor.

(a)       This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or underlying leases of the Property and to all renewals, extensions, modifications and replacements thereof, and to all mortgages, deeds of trust or similar encumbrances which may now or hereafter affect the Property, whether or not such mortgages or other encumbrances shall also cover other lands and/or buildings, and to each and every advance made or hereafter to be made under such mortgages and other encumbrances, and to all renewals, modifications, replacements, extensions and consolidations of such mortgages and other encumbrances. This Section shall be self operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or other encumbrance or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is, at the time referred to, subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest at the time referred to, is herein called “Superior Lessor”; and any mortgage or other encumbrance to which this Lease is, at the time referred to, subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage, or its successor in interest at the time referred to, is herein called “Superior Mortgagee.” If any Superior Mortgagee, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such Superior Mortgage. The election of any such Superior Mortgagee shall become effective upon either notice from such Superior Mortgagee to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which the Superior Mortgagee subordinates its rights under such Superior Mortgage to this Lease.

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(b)       If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”), Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord shall not be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (iv) if Tenant is given notice of the existence of such Superior Mortgage or Superior Lessor and its address, bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of fixed rent for more than one (1) month, which was not approved in writing by the Superior Lessor or the Superior Mortgagee thereto, (v) liable to the Tenant beyond the Successor Landlord’s interest in the Property and the rents, income, receipts, revenues, issues and profits issuing from such Property, (vi) responsible for the performance of any work to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant, (vii) liable for the payment of any improvement allowance or similar amount owing to Tenant on account of the performance of any alterations or leasehold improvements to the Premises or the Building, or (viii) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord.

(c)       Notwithstanding the foregoing provisions of this Section 13.1, it shall be a condition to the subordination of this Lease to any future Superior Mortgage or Superior Lease that any Superior Mortgagee or Superior Lessor provide for Tenant’s benefit, a “Subordination, Non-Disturbance and Attornment Agreement” (“SNDA”) in a form reasonably acceptable to Superior Mortgagee or Superior Lessor, as the case may be. Landlord shall not be required to incur any out-of-pocket expense in procuring any such SNDA, and Landlord shall have no liability to Tenant in the event Landlord is unable to deliver any such SNDA to Tenant. Upon receipt from Tenant of an executed original of the SNDA from the current Superior Mortgagee along with a signed original of this Lease, Landlord shall countersign such SNDA and use commercially reasonable efforts to obtain the current Superior Mortgagee’s signature on such SNDA. Landlord will pay for fifty percent (50%) of the Superior Mortgagee’s fee for the initial SNDA and Tenant will pay for the remainder.

13.2        Assignment of Rents and Transfer of Title.

(a)       With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to a Superior Mortgagee on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Superior Mortgagee shall never be treated as an assumption by the Superior Mortgagee of any of the obligations of Landlord hereunder unless the Superior Mortgagee shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, the Superior Mortgagee shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of the Superior Mortgage and the taking of possession of the Premises.

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(b)       In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

(c)       Except as provided in paragraph (b) of this Section, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder arising after such transfer.

13.3        Notice to Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving any Superior Mortgagee and Superior Lessor, as applicable, written notice by certified mail, return receipt requested, specifying the default in reasonable detail, and affording such Superior Mortgagee and Superior Lessor, as applicable, (i) a reasonable opportunity to perform Landlord’s obligations hereunder (but not less than thirty (30) days), if such default can be cured without such Superior Mortgagee or Superior Lessor, as applicable, taking possession of the mortgaged or leased estate, or (ii) time to obtain possession of the mortgaged or leased estate and then to cure such default of Landlord, if such default cannot be cured without such Superior Mortgagee or Superior Lessor or taking possession of the mortgaged or leased estate. The curing of any of Landlord’s defaults by a Superior Mortgagee or Superior Lessor shall be treated as performance by Landlord.

ARTICLE 14

DEFAULT; REMEDIES

14.1        Tenant’s Default.

(a)       If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as an “Event of Default”) shall occur:

(i)       Tenant shall fail to pay the Basic Rent, Escalation Charges or any other Additional Rent hereunder when due and such failure shall continue for five (5) Business Days after notice to Tenant from Landlord (except that such written notice shall only be required twice in any twelve (12) month period, with any subsequent failure to pay such sums constituting an Event of Default unless paid within three (3) Business Days after the date due without need for an additional written notice); or

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(ii)     Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant (or such shorter period for completing a cure for such default as may be required by applicable Laws or by virtue of an emergency situation) specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and thereafter to diligently prosecute such remedy to completion with diligence and continuity (and in any event, within ninety (90) days after the notice described in this subparagraph (ii)), provided that (x) in no event shall Tenant have such additional period of time that would (A) subject Landlord or any Superior Lessor or any Superior Mortgagee to prosecution for a crime or any other fine or charge, (B) subject the Property, or any part thereof, to any lien or encumbrance which is not removed or bonded within the time period required under this Lease, or (C) result in a default under any Superior Lease or under any Superior Mortgage and (y) such written notice shall only be required twice in any twelve (12) month period, with any subsequent similar performance default constituting an Event of Default unless cured within the period required under this Lease without need for an additional written notice); or

(iii)    Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(iv)     If Tenant or any guarantor of this Lease shall (i) make an assignment for the benefit of creditors, (ii) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (iii) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any guarantor of this Lease or of all or any part of Tenant’s or such guarantor’s property, (iv) file a petition seeking an order for relief under the Title 11 of the United States Code, as now or hereafter amended or supplemented (the “Bankruptcy Code”), or by filing any petition under any other present or future federal, state or other statute or law for the same or similar relief, or (v) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding filed under the Bankruptcy Code, or under any other present or future federal, state or other statute or law for the same or similar relief, within sixty (60) days after such proceeding is initiated; or

(v)       Any lien has been filed against the Property, or any portion thereof, as a result of Tenant’s acts, omissions or breach of this Lease, and Tenant fails, within 30 days after the lien is filed, either (1) to cause said lien to be removed from the Property, or (2) to furnish a bond sufficient to remove the lien or cause a title insurance endorsement to be issued with respect to such lien, which endorsement shall be satisfactory, in form and substance to Landlord, in Landlord’s sole and absolute discretion;

then in any such case Landlord may exercise any of Landlord’s rights or remedies available under this Lease, at law or in equity.

14.2        Landlord’s Remedies.

(a)       Upon the occurrence of an Event of Default, Landlord shall have the following remedies, in addition to any and all other rights and remedies available at Law or in equity or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative:

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(i)       Landlord may continue this Lease in full force and effect, and collect Rent and other charges as and when due, without prejudice to Landlord’s right to subsequently elect to terminate this Lease on account of such Event of Default;

(ii)     Landlord may terminate this Lease upon written notice to Tenant to such effect, in which event this Lease (and all of Tenant’s rights hereunder) shall immediately terminate, but such termination shall not affect those obligations of Tenant which are intended by their terms to survive the expiration or termination of this Lease, and Tenant shall remain liable for damages as hereinafter set forth in this Section 14.2. This Lease may also be terminated by a judgment specifically providing for termination;

(iii)    Landlord may terminate Tenant’s right of possession without terminating this Lease upon written notice to Tenant to such effect, in which event Tenant’s right of possession of the Premises shall immediately terminate, but this Lease shall continue subject to the effect of this Section 14.2;

(iv)     Landlord may, but shall not be obligated to, perform any defaulted obligation of Tenant, and to recover from Tenant, as Additional Rent, the costs incurred by Landlord in performing such obligation. Notwithstanding the foregoing, or any other notice and cure period set forth herein, Landlord may exercise its rights under this Section 14.2(a)(iv) without prior notice or upon shorter notice than otherwise required hereunder (and as may be reasonable under the circumstances) in the event of any one or more of the following circumstances is present: (i) there exists a reasonable risk of prosecution of Landlord unless such obligation is performed sooner than the stated cure period; (ii) there exists an emergency arising out of the defaulted obligation; or (iii) the Tenant has failed to obtain insurance required by this Lease, or such insurance has been canceled by the insurer without being timely replaced by Tenant, as required herein; and

(v)       Landlord shall have the right to recover damages from Tenant, as set forth in this Section 14.2.

(b)       Upon any termination of this Lease or of Tenant’s right of possession, Landlord, at its sole election, may (i) re-enter the Premises, either by summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, (ii) remove all property from the Premises and store the same in a public warehouse or elsewhere at Tenant’s expense, and/or (iii) deem such property to be abandoned, and, in such event, Landlord may dispose of such property at Tenant’s expense, free from any claim by Tenant or anyone claiming by, through or under Tenant. It shall not constitute a constructive or other termination of this Lease or Tenant’s right to possession if Landlord (a) exercises its right to repair or maintain the Premises, (b) performs any unperformed obligations of Tenant, (c) stores or removes Tenant’s property from the Premises after Tenant’s dispossession, (d) attempts to relet, or, in fact, does relet, the Premises or (e) seeks the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease.

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(c)       If this Lease shall have been terminated as provided in this Article, Tenant shall pay the Basic Rent, Escalation Charges, Additional Rent and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages: (x) the Basic Rent, Escalation Charges, Additional Rent and other sums that would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses incurred by Landlord in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting; and (y) if, in accordance with Section 3.1(a), Tenant commenced payment of the full amount of Basic Rent on any day other than the Commencement Date, the amount of Basic Rent that would have been payable during the period beginning on the Commencement Date and ending on the day Tenant commenced payment of the full amount of Basic Rent under such Section 3.1(a). Tenant shall pay the portion of such current damages referred to in clause (x) above to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated, and Tenant shall pay the portion of such current damages referred to in clause (y) above to Landlord upon such termination.

(d)       At any time after termination of this Lease as provided in this Article, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the discounted present value of the excess, if any, of the Basic Rent, Escalation Charges, Additional Rent and other sums as hereinbefore provided which would be payable hereunder from the date of such demand assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Operating or Tax Year plus a three percent (3%) annual increase per year for what would be the then unexpired Term of this Lease if the same remained in effect, over the then fair net rental value of the Premises for the same period.

(e)       In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re let the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.

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(f)       In addition to any other remedies under this Article 14, Tenant shall immediately become liable to Landlord for all damages proximately caused by Tenant’s breach of its obligations under this Lease, including all costs Landlord incurs in reletting (or attempting to relet) the Premises or any part thereof, including, without limitation, brokers’ commissions, expenses of cleaning, altering and preparing the Premises for new tenants, legal fees and all other like expenses properly chargeable against the Premises and the rental received therefrom and like costs, provided that nothing set forth in this Section 14.2(f) shall be construed to impose upon Landlord any obligation to relet the Premises or to mitigate its damages hereunder, except to the extent expressly set forth below. If Landlord does elect to relet the Premises (or any portion thereof), such reletting may be for a period shorter or longer than the remaining Term, and upon such terms and conditions as Landlord deems appropriate, in its sole and absolute discretion, and Tenant shall have no interest in any sums collected by Landlord in connection with such reletting except to the extent expressly set forth herein. If the Premises or any part thereof shall be relet in combination with any other space, then proper apportionment on a per-square foot basis shall be made of the rent received from such reletting and of the expenses of such reletting. If Landlord shall succeed in reletting the Premises during the period in which Tenant is paying monthly rent damages as described in Section 14.2(c), Landlord shall credit Tenant with the net rents collected by Landlord from such reletting, after first deducting from the gross rents, as and when collected by Landlord, (A) all expenses incurred or paid by Landlord in collecting such rents, and (B) any theretofore unrecovered costs associated with the termination of this Lease or Landlord’s reentry into the Premises, including any theretofore unrecovered expenses of reletting or other damages payable hereunder. If the Premises or any portion thereof be relet by Landlord for the unexpired portion of the Term before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, constitute the fair and reasonable rental value for the Premises, or part thereof, so relet for the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises or, if the Premises or any part are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

(g)       Landlord shall use commercially reasonable efforts to relet the Premises following the termination of this Lease or Tenant’s right to possession. Landlord’s obligation to relet the Premises shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (1) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant; (2) Landlord shall not be obligated to lease or show the Premises, on a priority basis, or offer the Premises to a prospective tenant when other premises in the Property suitable for that prospective tenant’s use are (or soon will be) available; (3) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rent less than the current fair market rent then prevailing for similar uses in comparable facilities in the same market area as the Property, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Property; (4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would: (i) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Property; (ii) adversely affect the reputation of the Property; or (iii) be incompatible with the operation of the Property; and (5) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources or experience to operate the Premises in a first class manner and to fulfill all of the obligations in connection with this Lease thereof as and when the same become due.

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(h)       If the trustee or the debtor in possession assumes the Lease under applicable bankruptcy law, it may assume and assign its interest in this Lease only if the proposed assignee first provides Landlord with (1) notice of such proposed assignment, setting forth (i) the name and address of the proposed assignee, its proposed use of the Premises, reasonably detailed character and financial references for such person (including its most recent balance sheet and income statements certified by its chief financial officer or, if available, a certified public accountant) and any other information reasonably requested by Landlord, and (ii) all of the terms and conditions of such offer, shall be given to Landlord by Tenant or such trustee no later than twenty (20) days after receipt by Tenant or such trustee of such offer, but in any event no later than ten (10) days prior to the date that Tenant or such trustee shall make application to a court of competent jurisdiction for authority and approval to assume this Lease and enter into such assignment; (2) Adequate Assurance of Future Performance (as hereinafter defined) of all of Tenant’s obligations under this Lease, and (3) Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord or the Property is then bound (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other such agreement by which Landlord is then bound). Landlord shall have the option, to be exercised by notice to Tenant or such trustee given at any time prior to the date the application is filed for court approval of the assumption and assignment of this Lease to the proposed assignee, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such proposed assignee, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

(i)       For purposes only of paragraph (h) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i)       the proposed assignee submitting a current financial statement, audited by a certified public accountant, that allows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under this Lease; and

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(ii)     if requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guarantee (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord’s standards of creditworthiness; and

(iii)    the proposed assignee is of a character and financial worth such as is in keeping with the standards of Landlord in those respects for the Property, the assignee’s tenancy is of the same quality as other tenants at the Property, and the purposes for which the proposed assignee intends to use the Premises are uses expressly permitted by and not prohibited by this Lease or prohibited by any other lease at the Property.

14.3        Additional Rent. If Tenant shall fail to pay when due any sums under this Lease designated as an Escalation Charge or other Additional Rent, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

14.4        Remedying Defaults. Upon the occurrence of an Event of Default, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at the Default Interest Rate, as Additional Rent.

14.5        Remedies Cumulative. The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

14.6        Enforcement Costs. If either party undertakes litigation or arbitration against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to recover from the other party reasonable attorney fees, arbitration costs, and court costs incurred.

14.7        Waiver.

(a)       Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

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(b)       Any waiver by Landlord of any provisions of this Lease must be in a writing signed by Landlord. In addition, Landlord’s acceptance of any payment from Tenant after a termination of this Lease due to an Event of Default by Tenant shall not have the effect of reinstating this Lease, nor estop Landlord from exercising any of the rights and remedies granted to Landlord hereunder arising out of such Event of Default. No payment by Tenant or acceptance by Landlord of a lesser amount than the Basic Rent, Escalation Charges, Additional Rent and other sums due hereunder shall be deemed to be other than on account of the total amount due from Tenant to Landlord, to be applied in such order as Landlord deems appropriate. In no event shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Basic Rent, Escalation Charges, Additional Rent or other sum and to pursue any other remedy provided in this Lease.

14.8        Security Deposit. If a security deposit is specified in Section 1.1 hereof, Tenant agrees that the same will be paid upon execution and delivery of this Lease, and that Landlord shall hold the same throughout the Term of this Lease as security for the performance by Tenant of all obligations on the part of Tenant hereunder. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to apply such deposit, or any part thereof, to Landlord’s damages arising from, or to cure, any Event of Default. If Landlord shall so apply any or all of such deposit, Tenant shall immediately upon demand deposit with Landlord the amount so applied to be held as security hereunder. Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section, to Tenant on the expiration or earlier termination of the Term of this Lease and surrender of possession of the Premises by Tenant to Landlord at such time, provided that there is then existing no Event of Default (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute an Event of Default). While Landlord holds such deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s grantee, and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the deposit in accordance with the terms of this Section, and the return thereof in accordance herewith. The holder of a mortgage shall not be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder.

14.9        Landlord’s Default. Landlord shall in no event be in default under this Lease unless Landlord shall neglect or fail to perform any of its obligations hereunder and shall fail to remedy the same within thirty (30) days after notice to Landlord specifying such neglect or failure, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity.

14.10     Independent Covenants. Tenant hereby acknowledges and agrees that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the obligations of Tenant hereunder, including, without limitation the obligation to pay Basic Rent, Escalation Charges, Additional Rent and other sums due hereunder, shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or abated pursuant to an express provision of this Lease. To the extent of any conflicts or inconsistencies between the terms and provisions of this Section 14.10 and the terms and provisions of the remainder of this Lease, the terms and provisions of this Section 14.10 shall control.

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ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1        Landlord’s Rights of Access. Landlord and its agents, representatives, contractors and employees shall have the right to enter the Premises upon prior reasonable notice (except in an emergency, in which event Landlord shall endeavor to give such notice as is reasonably practicable under the circumstances and in all events notice under this Article 15 may be by telephone notwithstanding anything to the contrary in this Lease) for the purpose of doing maintenance, making such repairs, alterations or improvements as Landlord shall reasonably require or shall have the right to make by the provisions of this Lease or otherwise in exercising Landlord’s rights or fulfilling Landlord’s obligations under this Lease. Landlord and its agents, representatives, contractors and employees shall have the right to enter the Premises without notice to Tenant for the purpose of performing janitorial and other services which Landlord is obligated to provide under this Lease or for exercising any of Landlord’s rights under Article 14 of this Lease. Landlord and its invitees shall also have the right on reasonable prior notice to enter the Premises, for the purpose of inspecting them or exhibiting them to prospective purchasers, prospective or actual Superior Lessors or Superior Mortgagees of the Building and, during the final twenty-four (24) months of the Term, to prospective tenants. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant to Landlord. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord in this Lease.

15.2        Covenant of Quiet Enjoyment. Subject to the terms and conditions of this Lease, on payment of the Basic Rent and Escalation Charges and other Additional Rent and observing, keeping and performing all of the other terms and conditions of this Lease on Tenant’s part to be observed, kept and performed, Tenant shall lawfully, peaceably and quietly enjoy the Premises during the term hereof, without hindrance or ejection Landlord or by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

15.3        Landlord’s Liability.

(a)       Tenant agrees to look solely to Landlord’s then equity interest in the Property at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord nor any successor of Landlord nor any beneficiary, trustee, member, manager, partner, director, officer, employee or shareholder of Landlord or such successor shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any successor of Landlord, or to take any action not involving the personal liability of Landlord or any successor of Landlord to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest in the Property.

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(b)       In no event shall Landlord ever be liable to Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause.

(c)       Where provision is made in this Lease for Landlord’s consent, and Tenant shall request such consent, and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent. Furthermore, whenever Tenant requests Landlord’s consent or approval (whether or not provided for herein), Tenant shall pay to Landlord, on demand, as Additional Rent, any reasonable expenses incurred by Landlord (including without limitation reasonable attorneys’ fees and costs, if any) in connection therewith.

(d)       Any repairs or restoration required or permitted to be made by Landlord under this Lease may be made during normal business hours, and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance or interruption of business arising therefrom.

15.4        Estoppel Certificate. Tenant shall, at any time and from time to time, upon not less than ten (10) business days prior written notice by Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate containing such statements of fact as Landlord reasonably requests.

15.5        Brokerage. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than Broker, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim (except any claim by Broker). Landlord warrants and represents that Landlord has dealt with no broker in connection with the consummation of this Lease other than Broker, and, in the event of any brokerage claims against Tenant predicated upon prior dealings with Landlord, Landlord agrees to defend the same and indemnify Tenant against any such claim. Landlord shall be responsible to pay the commission or fee due to Broker as and to the extent provided in a separate written agreement.

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15.6       Rules and Regulations. Tenant, its employees, representatives, agents, subtenants, licensees, contractors, and invitees shall abide by the Rules and Regulations from time to time established by Landlord, it being agreed that Landlord shall have the right from time to time during the Term to make reasonable changes by written prior notice to Tenant in and additions to the Rules and Regulations as Landlord deems necessary for the management, safety, care, cleanliness, conservation and sustainability of the Building and the Property and for the preservation of good order therein. The Rules and Regulations shall be generally applicable to all tenants of the Building of similar nature to the Tenant named herein. Landlord agrees that any such Rules and Regulations will be uniformly enforced, provided, however, Landlord may waive any one or more of the Rules and Regulations for the benefit of any particular tenant if Landlord reasonably deems such waiver appropriate, but no such waiver shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from enforcing such Rules and Regulations against any or all tenants of the Building. Landlord shall not have any obligation to enforce the Rules and Regulations or the terms of any other lease against any other Tenant and Landlord shall not be liable to Tenant for violation thereof by any other tenant, its employees, representatives, agents, contractors, visitors, subtenants, licensees or invitees. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. The Rules and Regulations currently in effect are set forth in Exhibit G attached hereto and made a part hereof.

15.7       Financial Statements. Tenant shall deliver to Landlord, within ten (10) days after Landlord’s reasonable request for the same, Tenant’s most recently completed financial statements (audited if available) prepared and certified by an independent certified public accountant and certified by an officer of Tenant as being true and correct in all material respects to the best of such officer’s knowledge. Landlord and its affiliates and investors shall keep such financial statements confidential, provided that Landlord shall be permitted to deliver such financial statements to a lender, purchaser or lessor or a prospective lender, purchaser or lessor in connection with (i) a sale or financing of the Building or the Property or any interest in any deed of trust encumbering the Building or the Property, or (ii) a sale of all or substantially all of the interests in Landlord or (iii) any other recapitalization of the equity interests in Landlord, so long as Landlord first advises the recipient of the confidential nature of such statements. Notwithstanding the foregoing, if and only so long as Tenant’s stock is publicly traded on a national exchange (or publicly listed in an equivalent manner, such as on NASDAQ) that requires its financial statements to be publicly disclosed, Tenant shall have no obligation to deliver any financial statements to Landlord. Any such financial statements may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property.

15.8       Intentionally Omitted.

15.9       Confidentiality. Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by Law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by Law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed. Notwithstanding the foregoing, the terms of this Section 15.9 shall not apply to the disclosure of this Lease or the terms hereof in or pursuant to any filing with any regulatory authority with jurisdiction over Tenant or any parent, subsidiary or affiliate of Tenant, including, but not limited to, the Board of Governors of the Federal Reserve System, the Maryland Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation or the U.S. Securities and Exchange Commission, whether such filing shall be private or public, or with respect to any disclosure to such a regulatory authority upon order or request of such regulatory authority.

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15.10    Invalidity of Particular Provisions; Saving Clause. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law. If (but solely to the extent) the limitations on Landlord’s liability set forth in this Lease would be held to be unenforceable or void in the absence of a modification holding the Landlord liable to Tenant or to another person for injury, loss, damage or liability arising from Landlord’s omission, fault, negligence or other misconduct on or about the Premises, or other areas of the Property appurtenant thereto or used in connection therewith and not under Tenant’s exclusive control, then such provision shall be deemed modified as and to the extent (but solely to the extent) necessary to render such provision enforceable under applicable Law. The foregoing shall not affect the application of Section 15.3 to limit the assets available for execution of any claim against Landlord.

15.11    Provisions Binding, Etc. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, only such successors and assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. Any reference in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent to assignment by Tenant.

15.12    Recording. Tenant agrees not to record this Lease, but each party hereto agrees, on the request of the other, to execute a short form memorandum of lease in recordable form and complying with applicable Law and shall contain no information other than what is statutorily required to record a short form memorandum of lease. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At any time following Landlord’s request, Tenant shall execute and deliver to Landlord within ten (10) days after such request a release of any document recorded in the real property records for the location of the Property evidencing this Lease or notice of termination of this Lease in recordable form, which shall be held in escrow by Landlord until the expiration or earlier termination of the Term. The obligations of Tenant under this Section shall survive the expiration or any earlier termination of the Term.

15.13    Notice. Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant (excluding notices pursuant to Section 15.1), such notice shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

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If intended for Landlord, addressed to Landlord at the address set forth in Article 1 of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant shall be considered as given by Landlord and shall be fully effective.

15.14    Authority. Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized and validly existing in good standing under the laws of Maryland, and possesses all licenses and authorizations necessary to carry on its business, (ii) Tenant has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Tenant’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Tenant, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Tenant (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Tenant will not cause or constitute a default under, or conflict with, the organizational documents of Tenant or any agreement to which Tenant is a party, (vii) the execution, delivery and performance of this Lease by Tenant will not violate any applicable Law, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Tenant for the execution, delivery and performance of this Lease have been obtained or made.

15.15    When Lease Becomes Binding; Entire Agreement; Modification. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease is the entire agreement between Landlord and Tenant, and this Lease expressly supersedes any negotiations, considerations, representations and understandings and proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

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15.16    Paragraph Headings and Interpretation of Sections. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party. Use in this Lease of the words “including,” “such as” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.

15.17    Joint and Several Liability; Successors and Assigns. If there shall be more than person or entity which constitute the “Tenant” hereunder, the obligations of Tenant hereunder shall be joint and several for all such persons and entities. The covenants and conditions herein contained, subject to the provisions as to assignment, shall inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

15.18    Waiver of Jury Trial. In any action or proceeding arising herefrom, Landlord and Tenant hereby consent to (i) the jurisdiction of any competent court within the state where the Building is located, (ii) service of process by any means authorized by the law of the state where the Building is located, and (iii) in the interest of saving time and expense, trial without a jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or their successors in respect of any matter arising out of or in connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the premises, and/or any claim for injury or damage, or any emergency or statutory remedy. In the event Landlord commences any summary proceedings or action for nonpayment of Basic rent or Additional Rent, Tenant shall not interpose any counterclaim of any nature or description (unless such counterclaim shall be mandatory) in any such proceeding or action, but shall be relegated to an independent action at law.

15.19    Reservation. Nothing set forth in this Lease shall be deemed or construed to restrict Landlord from making any repairs, renovations, replacements, improvements and modifications to, or to reconfigure, any of the parking or Common Facilities serving the Property, and Landlord expressly reserves the right to make any such repairs, renovations, replacements, improvements and modifications or reconfigurations to such areas and other facilities of the Building and Common Facilities as Landlord may deem appropriate, including the addition or deletion of temporary or permanent improvements therein, or the conversion of areas now dedicated for the non- exclusive common use of tenants (including Tenant) to the exclusive use of one or more tenants or licensees within the Building, provided that none of the same may materially adversely affect Tenant’s drive thru or otherwise materially, adversely affect Tenant’s the operation of Tenant’s business in the Building. In connection with the foregoing, Landlord may temporarily close or cover entrances, doors, windows, corridors, or other facilities without liability to Tenant; however, in doing so, Landlord shall use commercially reasonable efforts to not unreasonably interfere with or disturb Tenant’s use and occupancy of the Premises.

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15.20    Prohibited Persons and Transactions. Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC“) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

15.21    Time Is of the Essence. Time is of the essence of each provision of this Lease.

15.22    Multiple Counterparts; Entire Agreement. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

15.23    Governing Law. This Lease shall be governed by the laws of the state in which the Property is located, without regard to application of any conflict of law principles.

15.24    Provisions Related to Tenant’s Operation as a Bank. Landlord acknowledges that Tenant is a financial institution regulated by the Maryland Commissioner of Financial regulation and the Federal Deposit Insurance Corporation and, as such, is subject to certain rules and regulations, including, but not limited to, requirements relating to privacy of banking records and obligations to be open for business on certain days. Accordingly, and not withstanding anything to the contrary contained elsewhere in this Lease (it being the intention of the parties that the provisions of this Section 15.24 shall govern in the event of any conflict or inconsistency with any other provision of this Lease): (i) Landlord shall not enter the Premises at any time without being accompanied by a representative of Tenant, except in the event of a bona fide emergency, in which case Landlord shall use its best efforts to notify Tenant orally by calling George C. Coffman at (410) 750-0020 or such other person at such other phone number as Tenant notifies Landlord in writing from time to time, and (ii) whenever on the Premises for any reason either prior to or after the termination or earlier expiration of this Lease, Landlord shall not open or remove from the Premises any safes, vaults, safe deposit boxes, teller boxes or files containing private customer information or any of the contents thereof.

[Signatures commence on following page]

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[Signature page of lease]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:

DIRECT INVEST PROPERTY MANAGEMENT, LLC

By: Direct Invest, L.L.C., its Sole Member

By:	NPV DI, L.L.C., its Managing Member

By:
Name:
Title:	Authorized Signatory

TENANT:

HOWARD BANK

By:

Name:
Title:
Tenant’s Federal Taxpayer
Identification Number:

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EXHIBIT A

Landlord

Direct Invest – 116 Defense Highway, LLC

Direct Invest – 116 Defense Highway 1, LLC

Direct Invest – 116 Defense Highway 2, LLC

Direct Invest – 116 Defense Highway 3, LLC

Direct Invest – 116 Defense Highway 4, LLC

Direct Invest – 116 Defense Highway 5, LLC

Direct Invest – 116 Defense Highway 6, LLC

Direct Invest – 116 Defense Highway 7, LLC

Direct Invest – 116 Defense Highway 8, LLC

Direct Invest – 116 Defense Highway 9, LLC

Direct Invest – 116 Defense Highway 10, LLC

Direct Invest – 116 Defense Highway 11, LLC

Direct Invest – 116 Defense Highway 12, LLC

Direct Invest – 116 Defense Highway 13, LLC

Direct Invest – 116 Defense Highway 14, LLC

Direct Invest – 116 Defense Highway 15, LLC

Direct Invest – 116 Defense Highway 16, LLC

Direct Invest – 116 Defense Highway 17, LLC

Direct Invest – 116 Defense Highway 18, LLC

Direct Invest – 116 Defense Highway 19, LLC

Direct Invest – 116 Defense Highway 20, LLC

Direct Invest – 116 Defense Highway 21, LLC

Direct Invest – 116 Defense Highway 22, LLC

Direct Invest – 116 Defense Highway 23, LLC

Direct Invest – 116 Defense Highway 24, LLC;

All Delaware limited liability companies (collectively, the “Landlord”)

A-1

EXHIBIT B
Location Plan of Premises

OFFICE
11'3" x 9'0"
OPEN AREA
13'0" x 9'0"
ATM
10'0" x 9'3"
8'11" x 5'7"
9'5" x 4'9"
39'–9"
9'–7"
VESTIBULE
8'0" x 8'6"
6'6" x 5'0"
OFFICE
9'9" x 10'0"
24'-6" TELLER COUNTER
12'11" x 5'3"
10'–6"
OPEN AREA
9'9" x 9'9"
2'-3"
COUNTER
VAULT
8'0" x 8'0"
10'-0"
COUNTER
4' x 4'
BREAK
AREA
9'9" x 11'9"
OPEN AREA
13'9" x 11'3"
OFFICE
9'3" x 10'9"
16'-6"
COUNTER
8'0" x 3'3"

116 DEFENSE HIGHWAY ANNAPOLIS, MARYLAND	NOT TO SCALE 13 JANUARY 2010 NOORALIAN NELSON & ASSOCIATES	SUITE 100 AS-BUILT PLAN

B-1

Exhibit B-1
Tenant’s Reserved Parking

B-2

EXHIBIT C
Plan of the Property

C-1

EXHIBIT D
Commencement Date Letter

___________________, 20__

[Name of Contact]

[Name of Tenant]

[Address of Tenant]

RE:	[Name of Tenant] [Premises Rentable Area and Floor] [Address of Building]

Dear [Name of Contact]:

Reference is made to that certain Lease, dated as of _________________, 20__, between [Landlord], as Landlord and [Tenant] as Tenant, with respect to Premises on the ______floor of the above-referenced building. In accordance with Section [____] of the Lease, this is to confirm that the Commencement Date of the Term of the Lease occurred on ______________, and that the Term of the Lease shall expire on ________________.

If the foregoing is in accordance with your understanding, kindly execute the enclosed duplicate of this letter, and return the same to us.

Very truly yours,

[Landlord]

By:
Name:
Title:

Accepted and Agreed:

[Tenant]
By:
Name:
Title:
Date: ____

D-1

EXHIBIT E
Work Letter

1.      Preparation of Plans. Tenant is currently preparing, at its sole cost and expense, plans and specifications for the improvements Tenant desires to make in connection with Tenant’s occupancy of the Premises (the “Plans”). Landlord has approved the space plan attached hereto as Schedule E-1. The Plans shall be submitted to Landlord’s Construction Representative for Landlord’s approval within sixty (60) days after the date of this Lease, and Landlord shall approve or disapprove of the Plans within ten (10) Business Days after receiving them. Any disapproval by Landlord of the Plans shall be accompanied by a reasonably specific statement of reasons therefor. Tenant shall cause the Plans to be revised in a manner sufficient to remedy Landlord's objections and/or respond to Landlord's concerns and shall resubmit the revised the Plans to Landlord, and Landlord shall either approve or disapprove of the revised Plans within five (5) Business Days following the date of resubmission. If Landlord shall again disapprove of the Plans, Tenant shall again revise such plans and resubmit them to Landlord pursuant to the foregoing procedures until the Plans have been approved by Landlord. The Plans shall be stamped by a Maryland-registered architect and engineer, such architect and engineer being subject to Landlord's approval in Landlord’s reasonable discretion, and shall comply with all applicable laws, ordinances and regulations (including, without limitation, the applicable requirements of the Americans with Disabilities Act of 1990, as amended from time to time, and the regulations promulgated thereunder) and the requirements of the Rules and Regulations and shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits, approvals and licenses required for construction. Landlord will not approve any alterations or additions that require unusual expense to readapt the Premises to normal office, bank branch or drive thru use on expiration or termination of this Lease or increase the cost of insurance on the Building, unless Tenant first gives assurances acceptable to Landlord that such readaptation will be made prior to such expiration or termination without expense to Landlord and for payment of any such increased cost. Tenant acknowledges and agrees that any review or approval by Landlord of any plans and/or specifications with respect to Tenant’s Work is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise.

E-1

2.      Performance of Tenant’s Work. Promptly after approval of the Plans (the “Approved Plans”) and receipt by Tenant of all permits and approvals required for Tenant’s Work, Tenant shall commence and exercise all reasonable efforts to complete the work specified therein (“Tenant’s Work”). All of Tenant’s Work shall be completed in accordance with the Approved Plans and the requirements for alterations and improvements made by or on behalf of Tenant set forth in this Lease and in the Rules and Regulations. Tenant's Work shall be performed by a general contractor approved by Landlord, which approval shall not be unreasonably withheld or delayed, under a written construction contract. The approval by Landlord of Tenant's general contractor shall not impose upon Landlord any responsibility or liability whatsoever to Tenant as a result of, or arising out of, the defaults or other acts or omissions of the general contractor. Prior to commencing Tenant’s Work, Tenant shall obtain and provide Landlord with copies of, all state, local and other necessary permits and shall carry such insurance (naming Landlord, Landlord’s property manager, any Holder and any other parties reasonably designated by Landlord as additional insureds) and obtain such payment, performance and lien bonds as Landlord shall reasonably require or other security reasonably designated by Landlord. In addition, Landlord may monitor the progress of Tenant's Work, including, without limitation, attend any weekly or other periodic job meetings. Any review and monitoring of Tenant’s Work by Landlord shall not impose upon Landlord any responsibility or liability whatsoever to Tenant as a result of, or arising out of, Tenant’s Work. Within forty-five (45) days after completion of any Tenant's Work, Tenant shall provide to Landlord "as-built" plans of the Tenant's Work. Tenant shall provide Landlord with copies of the certificate of occupancy for any Tenant's Work that requires a certificate of occupancy reasonably promptly after completion of such Tenant's Work. Nothing herein shall be construed as permitting Tenant to occupy all or any portion of the Premises for which Tenant has not obtained a certificate of occupancy or otherwise failed to comply with applicable legal requirements. Landlord agrees to cooperate with Tenant in obtaining any certificate of occupancy, so long as Tenant reimburses any costs incurred by Landlord in connection therewith.

3.      Landlord’s Contribution. Landlord shall reimburse Tenant for the costs incurred by Tenant with respect to the design of the Approved Plans and the performance of Tenant’s Work, including, without limitation, the construction management fee of Landlord’s agent, which shall not exceed three percent (3%) of the total costs of Tenant’s construction contract (the “Cost of Tenant’s Work”) up to the amount of Landlord’s Contribution, provided that a requisition is submitted by Tenant in accordance with the provisions of this Section 3 on or before September 30, 2012. The Costs of Tenant’s Work shall not include costs arising from an Event of Default or from any facts or circumstances that could become an Event of Default, such as legal fees or bonding costs arising in connection with a mechanic’s lien placed on the Premises or Tenant’s interest therein. Tenant shall be entirely responsible for any excess. Landlord’s Contribution shall be payable by Landlord to Tenant (or, at Landlord’s election, directly to Tenant’s contractor) upon written requisition to Landlord in monthly installments, as provided below, according to reasonable construction disbursement procedures and as Tenant’s Work progresses. In any case, prior to payment of any such installment Tenant shall deliver to Landlord a written request, which request shall be given no more frequently than once every thirty (30) days, for such disbursement, which shall be accompanied by: (i) invoices for Tenant’s Work covered such requisition; (ii) copies of partial lien waivers or final lien waivers (in the case of a final installment); (iii) a certificate signed by the Tenant’s architect certifying that Tenant’s Work represented by the aforementioned invoices has been completed substantially in accordance with the Approved Plans; (iv) a certificate of substantial completion and as-built plans for Tenant’s Work (in the case of a final installment); and (v) all other information and materials reasonably requested by Landlord. Landlord shall pay each required installment within thirty (30) days of receiving the materials enumerated in the previous sentence. Each installment by Landlord will be in the amount of Landlord’s pro-rata share based on the ratio of Landlord’s Contribution to the total Cost of Tenant’s Work (as evidenced by reasonably detailed documentation delivered to Landlord with the requisition first submitted by Tenant), less a retainage equal to the greater of the retainage set forth in the construction contract or ten percent (10%) of amount due under the construction contract, but in no event shall Landlord be required to pay more than Landlord’s Contribution. ) Landlord shall not be obligated to disburse funds for materials stored off-site. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be obligated to fund any disbursement request in accordance with this Section 3 below submitted to Landlord after September 30, 2012.

E-2

4.      Condition. The Premises are being leased in their present condition, AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord. Landlord shall have no obligation to perform any alterations or to make any improvements to the Premises to prepare them for Tenant’s occupancy. Tenant acknowledges that Tenant has inspected the Premises and Common Facilities and has found the same satisfactory.

E-3

SCHEDULE E-1

SCHEMATIC PLANS

I:\ACAD\DZO28\SPACE PLAN\DZO28_PRICING

1 ID-1 DEMOLITION PLAN
SCALE: 3/32"=1'-0"

E.T.R. OFFICE 11'4"X9'
ATM ROOM E.T.R.
SERVER E.T.R.
COLUMN E.T.R.
COATS
E.T.R. OFFICE 11'X10'
OPEN AREA E.T.R.
VESTIBULE E.T.R.
SUPPLY E.T.R.
VAULT E.T.R.
STAFF LOUNGE E.T.R.
TELLER LINE E.T.R.
RELOCATED GLASS
RELOCATED DOORS
OFFICE 10'X11'
RELOCATED DOOR
COMMUNITY ROOM 13'X21'

2 ID-1 PRICING PLAN
SCALE: 3/32"=1'-0"

THIS DRAWING HAS NOT BEEN FIELD VERIFIED. THIS DRAWING IS MEANT FOR INFORMATIONAL AND REFERENCE PURPOSES ONLY. ALL SITE CONDITIONS, INCLUDING FIELD DIMENSIONS, MUST BE FIELD VERIFIED BY YOU OR ANY OTHER PARTIES CONCERNED. NFD, INC. CANNOT TAKE RESPONSIBILITY FOR THE USE OF THIS CAD DRAWING. YOUR ACCEPTANCE OF THIS DRAWING WILL BE YOUR ACKNOWLEDGEMENT THAT YOU ACCEPT FULL RESPONSIBILITY FOR ITS USE. / NOTE: FURNITURE & EQUIPMENT SHOWN IS FOR PRESENTATION ONLY AND IS NOT PART OF LANDLORD'S SCOPE OF WORK.

GENERAL NOTES:

A. CONTRACTOR TO REMOVE WALLCOVERING THROUGHOUT SUITE (AS REQUIRED) AND PROVIDE NEW PAINT, SHERWIN WILLIAMS OR EQUAL. PROVIDE ONE (1) COAT PRIMER AND TWO (2) TOP COATS OF LATEX WALL PAINT (EGGSHELL FINISH). PROVIDE SEMI-GLOSS FINISH ON DOOR FRAMES. PAINT ALL AREAS EXCEPT OPEN AREA AND TELLER AREA WHICH ARE TO RECEIVE WALLCOVERING. SEE NOTE #8.

B. PROVIDE ROUGH IN FOR TENANT SUPPLIED SECURITY CARD READER AT ALL SUITE ENTRY DOORS. UNMARKED DOORS THROUGHOUT SUITE ARE EXISTING TO REMAIN.

C. EXISTING CEILING TO REMAIN U.O.N. REPLACE DAMAGED ACOUSTIC TILE TO MATCH EXISTING. RELOCATE LIGHTS, HVAC, SPRINKLERS, EMERGENCY FIRE EQUIPMENT, ETC. AS PER NEW LAYOUT. EXISTING LIGHTING TO REMAIN. REINSTALL EXISTING FIXTURES PER NEW LAYOUT, U.N.O.

D. REPLACE DAMAGED MINI BLINDS, NEW MINI BLINDS, TO MATCH EXISTING.

PRICING NUMBERED NOTES:

1. PROVIDE NEW 36"W CLEAR TEMPERED GLASS WINDOW WITH 2" STAIN GRADE WOOD FRAME TO MATCH EXISTING IN ALL RESPECTS.
2. PROVIDE NEW STAIN GRADE WOOD DOOR WITH BUILDING STANDARD KEYED LOCKSET AND 2" WIDE HOLLOW METAL FRAME AT THIS LOCATION TO MATCH EXISTING DOORS IN SUITE.
3. PROVIDE BUILDING STANDARD KEYED LOCKSET ON EXISTING DOOR.
4. PROVIDE NEW STAIN GRADE WOOD DOORS WITH FULL LIGHT TEMPERED GLASS KITS TO MATCH EXISTING.
5. PROVIDE NEW CARPET (TENANT TO PROVIDE SPEC) WITH 4" HIGH VINYL COVE BASE THROUGHOUT, U.N.O. CARPET TO BE $20-$22 SQ/YD INSTALLED COST.
6. PROVIDE NEW VINYL COMPOSITION TILE W/ 4" H. VINYL COVE BASE IN THIS ROOM.
7. ALL FINISHES ARE EXISTING TO REMAIN IN THIS ROOM/ AREA.
8. PROVIDE WALL COVERING ALL WALLS IN OPEN AREA AND BEHIND TELLER LINE. WALL COVERING TO BE 54" WIDE VINYL TYPE II. TENANT TO PROVIDE WALL COVERING SPEC. CONTRACTOR TO PROVIDE AN ALLOWANCE OF $20.00 PER YD.
9. PROVIDE (2) DUPLEX RECEPTACLES AND (1) POWER/DATA IN NEW OFFICE. LOCATION T.B.D.
10. PROVIDE POWER/ CABLE AND FIRE TREATED BLOCKING FOR WALL MOUNTED, TENANT PROVIDED TELEVISION, HEIGHT T.B.D.
11. PROVIDE STD. GRADE PLAM 34" HIGH X 24" DEEP BASE CABINETS AT THIS LOCATION WITH 25" DEEP X 1-1/2" THICK STD. GRADE PLAM COUNTERTOP AND 2" BACK/SIDE SPLASHES. PROVIDE 12" DEEP STD. GRADE PLAM OPEN ADJUSTABLE SHELVES ON HEAVY DUTY BRACKETS AND STANDARDS ON WALL ABOVE. PROVIDE POWER ABOVE COUNTER FOR TENANT PROVIDED COFFEE MAKER.
12. EXISTING MILLWORK TO REMAIN IN THIS ROOM, U.N.O.
13. PROVIDE PAINT GRADE WOOD OPEN FIXED SHELVES AT THIS SUPPLY CLOSET.
14. CONTRACTOR TO PROVIDE NEW PLASTIC LAMINATE COUNTER, DIVIDER WALLS, AND PLASTIC LAMINATE FACE AS REQUIRED TO MATCH TENANT'S CORPORATE STANDARD. CONTRACTOR TO SALVAGE ALL EXISTING EQUIPMENT UNDER COUNTER. PAINT EQUIPMENT ON BACK (EXTERIOR) WALL WITH BLACK ELECTRO STATIC PAINT.

APPROVAL:

HOWARD BANK
116 DEFENSE HIGHWAY
SUITE 100
ANNAPOLIS, MD

SPACE PLAN
OPTION 1

NFD Inc
INTERIOR DESIGN & PLANNING
113 LAKEFRONT DRIVE
HUNT VALLEY, MARYLAND 21030
TEL. 4107857793 FAX. 4107853688
E-MAIL. nfd@nfd.com

REVISIONS

#	DATE	BY
1	XXX	
2		
3		
4		
5		
6		

DATE:
SCALE: N.T.S.
DRAWN BY:
DESIGN BY:
CHECKED BY:
PROJECT #:

ID-1
1 OF 1

E-4

EXHIBIT F
Operating Expenses

Operating Expenses shall include the following, without limitation:

1.	All expenses incurred by Landlord or Landlord’s agents which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s agents in connection with the operation, repair, maintenance, cleaning, management and protection of the Property, including without limitation day and night supervisors, manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above; provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably prorated among the Building and such other properties.

2.	The cost of services, utilities, materials and supplies furnished or used in the operation, repair, maintenance, cleaning, cleaning supplies and equipment (including rental), snow plowing or removal, or both, care of landscaping and irrigation systems, installing intrabuilding network cabling and maintaining, repairing, securing and replacing existing intrabuilding network cabling, management and protection of the Property and the Building.

3.	The cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties.

4.	Where the Property is managed by Landlord or an affiliate of Landlord, a sum equal to the amounts customarily charged by management firms in the downtown Norfolk area for similar properties, whether or not actually paid, or where managed by other than Landlord or an affiliate thereof, the amounts accrued for management, together with, in either case, amounts accrued for legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Property.

5.	Premiums for insurance against damage or loss to the Lot and the Building from such hazards as Landlord shall determine, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance.

F-1

6.	If, during the Term of this Lease, Landlord shall make a capital expenditure, the total cost of which is not properly includable in Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses for each succeeding Operating Year the annual charge-off of such capital expenditure. Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Property located, by the number of years of useful life of the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure.

7.	Costs for electricity, water and sewer use charges, gas and other utilities supplied to the Property and not paid for directly by tenants.

8.	Betterment assessments, provided the same are apportioned equally over the longest period permitted by law, and to the extent, if any, not included in Taxes.

9.	Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.

Notwithstanding anything to the contrary set forth in the Lease, Operating Expenses shall not include the following:

(i)        Any cost or expense to the extent to which Landlord is paid or reimbursed (other than as a payment for Operating Expenses), including work or services performed for any tenant (including Tenant) at such tenant’s cost or the cost of any item for which Landlord has been paid or reimbursed by insurance, warranties, service contracts, condemnation proceeds or otherwise;

(ii)       The cost of any work or services performed for any other property other than the Building or the Property;

(iii)      Marketing costs, including leasing commissions, attorneys’ fees, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(iv)      Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building;

(v)      Taxes;

(vi)     Costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting or redecorating vacant leasable space or space for tenants;

F-2

(vii)      Depreciation and amortization on the Building, except as expressly permitted elsewhere in the Lease;

(viii)     Overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services on or to the Property or for supplies or other materials, to the extent that the costs of the service, supplies or materials exceed the competitive costs of the services, supplies or materials were they not provided by a subsidiary or affiliate;

(ix)        Interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money;

(x)        Items and services which Tenant is not entitled to receive under this Lease but which a Landlord provides selectively to one or more tenants of the Building other than Tenant or for which Landlord is separately reimbursed;

(xi)       Costs incurred, in excess of the deductible, in connection with repairs or other work needed to the Building because of fire, windstorm, or other casualty or cause insured against by Landlord; and

(xii)      Any costs, fines or penalties incurred because Landlord violated any governmental rule or authority.

F-3

EXHIBIT G
Rules and Regulations of Building

The following regulations are generally applicable:

1.	Except as expressly permitted for Tenant’s bank branch and drive thru use, the public sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant (except as necessary for deliveries) or used for any purpose other than ingress and egress to and from the Premises.

2.	No awnings, curtains, blinds, shades, screens or other projections shall be attached to or hung in, or used in connection with, any window of the Premises or any outside wall of the Building. Such awnings, curtains. blinds, shades, screens or other projections must be of a quality, type, design and color, and attached in the manner, approved by Landlord.

3.	No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor, if the Building is occupied by more than one tenant, displayed through interior windows into the common areas of the Building, nor placed in the halls, corridors or vestibules.

4.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids or like substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

5.	Tenant shall not use the Premises or any part thereof or permit the Premises or any part thereof to be used as a public employment bureau or for the sale of property of any kind at auction.

6.	Tenant must, upon the termination of its tenancy, return to the Landlord all locks, cylinders and keys to offices and toilet rooms of the Premises.

7.	The requirements of Tenant will be attended to only upon application at the Building Management Office. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

8.	There shall not be used in any space in the Building, or in the public halls of the Building, either by Tenant or its agent, contractors, employees or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

9.	No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises.

G-1

10.	No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or any neighboring building or premises or those having business with them whether by use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No tenant shall throw anything out of the doors, windows or skylights or down the passageways.

11.	The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

12.	No smoking shall be permitted in the Premises or the Building. Smoking shall only be permitted in smoking areas outside of the Building which have been designated by the Landlord. Tenant shall comply with all applicable “No Smoking” and if Tenant is required by Law to adopt a written smoking policy, a copy of said policy shall be on file in the property manager’s office in the Building.

13.	Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and street address of the Building.

14.	Tenant shall not use the name of the Building for any purpose other than Tenant’s business address; Tenant shall not use the name of the Building for Tenant’s business address after Tenant vacates the Premises; nor shall Tenant use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence. Tenant shall not represent itself as being associated with any company or corporation by which the Building may be known.

15.	No article which is explosive or dangerous is allowed in the Building.

16.	Room-to-room canvassing to solicit business from other tenants of the Building is not permitted.

17.	Tenant shall not waste electricity, water or air-conditioning and shall cooperate fully with Landlord to assure the most effective and efficient operation of the Building’s heating and air-conditioning systems. Tenant shall participate in any recycling programs undertaken by Landlord or required by applicable Laws.

18.	To the extent permitted by law, Tenant shall not cause or permit picketing or other activity which would interfere with the business of Landlord or any other tenant or occupant of the Building, or distribution of written materials involving its employees in or about the Building, except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

G-2

19.	Tenant shall not cook, otherwise prepare or sell any food or beverages in or from the Premises or use the Premises for housing accommodations or lodging or sleeping purposes except that Underwriters’ Laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea and similar beverages for Tenant’s employees and visitors provided such use is in compliance with applicable Laws and does not disturb other tenants in the Building with odor, refuse or pests.

20.	All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord to absorb or prevent any vibration, noise or annoyance. Tenant shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations therefrom shall be detectable beyond the Premises; nor permit objectionable odors or vapors to emanate from the Premises.

21.	Tenant shall not construct or place partitions, furniture or other obstructions that interfere with Landlord’s free access to mechanical installations located in the Building, including air-cooling, fan, ventilating and machine rooms and mechanical and electrical closets, the proper functioning of the Base Building Systems or the moving of Landlord’s equipment to and from the enclosures containing said installations. Neither Tenant nor any contractor, invitee or licensee of Tenant shall at any time enter said enclosures or tamper with, adjust, touch or otherwise affect in any manner such mechanical installations

22.	No floor covering shall be affixed to any floor in the Premises by means of glue or other adhesive without Landlord’s prior written consent not to be unreasonably withheld.

23.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

24.	Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with the requirements established by Landlord therefor.

25.	The rules and regulations set forth in Attachment I to this Exhibit, which is by this reference made a part hereof, are applicable to any Alterations being undertaken by or for Tenant in the Premises pursuant to Section 5.2 of the Lease.

G-3

Attachment I to Exhibit G
Rules and Regulations for Tenant Alterations

A.        General

1.          All Alterations made by Tenant in, to or about the Premises shall be made in accordance with the requirements of this Exhibit and by contractors or mechanics approved by Landlord, which shall not be unreasonably withheld.

2.          Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the Alterations, with full details and specifications for all of the Alterations, in compliance with Section D below.

3.          Alterations must comply with the Building Code applicable to the Property and the requirements, rules and regulations and any other governmental agencies having jurisdiction.

4.          No work shall be permitted to commence before Tenant obtains and furnishes to Landlord copies of all necessary licenses and permits from all governmental authorities having jurisdiction.

5.          All demolition, removals or other categories of work that may inconvenience other tenants or disturb Building operations, must be scheduled and performed before 7:00 a.m. or after 6:00 p.m. and Tenant shall provide the Building manager with at least 48 hours’ notice prior to proceeding with such work.

6.          All inquiries, submissions, approvals and all other matters shall be processed through Landlord’s property manager.

7.           All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s representative. Such supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection as Additional Rent within thirty (30) days after receiving Landlord’s invoice therefore, provided that with respect to Tenant’s Work, Tenant shall only be required to pay the fee set forth in Exhibit E.

B.         Prior to Commencement of Work

1.            Tenant shall submit to the property manager a request to perform the work. The request shall include the following enclosures:

(i)	A list of Tenant’s contractors and/or subcontractors for Landlord’s approval.

(ii)	Four complete sets of plans and specifications properly stamped by a registered architect or professional engineer and meeting the requirements in Section D below.

(iii)	A properly executed building permit application form.

G-4

(iv)	Four executed copies of the Insurance Requirements Agreement in the form attached to this Exhibit as Attachment II and made a part hereof from Tenant’s contractor and, if requested by Landlord, from the contractor’s subcontractors.

(v)	Contractor’s and subcontractor’s insurance certificates, including an indemnity in accordance with the Insurance Requirements Agreement.

2.             Landlord will return the following to Tenant:

(i)	Two sets of plans approved or a disapproved with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of approval of governmental authorities).

(ii)	Two fully executed copies of the Insurance Requirements Agreement.

3.            Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any Alterations shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority. Any plan or design approval rights reserved to or exercised by Landlord hereunder are for the sole and exclusive benefit of Landlord to ensure compatibility of such work with Building systems and Building standards, and such approval does not constitute any representation or warranty whatsoever as to the adequacy, correctness, efficiency or compliance with applicable Law of such plan or design or the work shown thereon and Landlord is expressly not reviewing Tenant’s plans for such purposes.

4.           Tenant shall obtain a building permit from the Building Department and necessary permits from other governmental agencies. Tenant shall be responsible for keeping current all permits. Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work.

C.         Requirements and Procedures

1.           All structural and floor loading requirements shall be subject to the prior approval of Landlord’s structural engineer.

2.           All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers. When necessary, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work is started. Drawings are to be prepared by Tenant and all approvals shall be obtained by Tenant.

3.           Elevator service for construction work shall be charged to Tenant at standard Building rates which will include the cost of operators and supervisory staff. Prior arrangements for elevator use shall be made at least 48 hours in advance with Building manager by Tenant. No material or equipment shall be carried under or on top of elevators. If an operating engineer or master mechanic is required by any union regulations, such engineer or master mechanic shall be paid for by Tenant.

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4.            If shutdown of risers and mains for electrical, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s representative and shall be performed only at times approved by Landlord. No work will be performed in Building mechanical equipment rooms without Landlord’s approval and under Landlord’s supervision.

5.            Tenant’s contractor shall:

(i)	have a superintendent or foreman on the Premises at all times;

(ii)	police the job at all times, continually keeping the Premises orderly;

(iii)	maintain cleanliness and protection of all areas, including elevators and lobbies.

(iv)	protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(v)	block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system; and

(vi)	avoid disturbance of other tenants.

6.            If Tenant’s contractor is negligent in any of its responsibilities, Tenant shall be charged for corrective work.

7.            All equipment and installations must be equal to the standards generally in effect with respect to the remainder of the Building. Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord.

8.            A properly executed air balancing report signed by a professional engineer shall be submitted to Landlord upon the completion of all HVAC work.

9.            Upon completion of the Alterations, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other governmental agencies having jurisdiction.

10.          Tenant shall submit to Landlord a final “as-built” set of drawings in Auto-CAD format and one set of blueprints showing all items of the Alterations in full detail.

11.         Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

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D.         Standards for Plans and Specifications

Whenever Tenant shall be required by the terms of the Lease (including this Exhibit) to submit plans to Landlord in connection with any Alterations, such plans shall include at least the following:

1.         Floor plan indicating location of partitions and doors (details required of partition and door types).

2.         Location of standard electrical convenience outlets and telephone outlets.

3.         Location and details of special electrical outlets; e.g., photocopiers, etc.

4.         Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.         Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.         Location and specifications of floor covering, paint or paneling with paint colors referenced to standard color system.

7.         Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.

8.         Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

9.         Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

10.       Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.)

11.       Location and weights of storage files.

12.       Location of any special soundproofing requirements.

13.       Location and details of special floor areas exceeding 50 pounds of live load per square foot.

14.       All structural, mechanical, plumbing and electrical drawings, to be prepared by the base building consulting engineers, necessary to complete the Premises in accordance with Tenant’s Plans.

15.       All drawings to be uniform size (30” x 46”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

16.       All drawings shall be submitted in hard-copy paper form (together with a PDF scanned copy of all paper drawings) and on disk in Auto-CAD Version 2000.

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17.       All drawings shall be stamped by an architect (or, where applicable, an engineer) licensed in the jurisdiction in which the Property is located and without limiting the foregoing, shall be sufficient in all respects for submission to applicable authorization in connection with a building permit application.

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Attachment II to Exhibit G
Contractor’s Insurance Requirements

Building:

Landlord:

Tenant:

Premises:

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant named above (hereinafter called “Tenant”) of the Building named above (or by Tenant’s contractor) to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the landlord named above (“Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work, and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.            Contractor agrees to indemnify and save harmless Landlord and its respective officers, employees and agents and their affiliates, subsidiaries and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, bodily injury (including death at any time resulting therefrom) and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2.            Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

(a)       “Builder’s All Risk” insurance in an amount at least equal to 100% of the replacement value of such Alterations.

(b)       Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in and in the amounts required by each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(c)       Commercial General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Personal Injury:	$5,000,000 per person
$10,000,000 per occurrence

Property Damage:	$3,000,000 per occurrence
$3,000,000 general aggregate

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(d)       Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:	$3,000,000 per person
$5,000,000 per occurrence

Property Damage:	$1,000,000 per occurrence
$3,000,000 general aggregate

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

3.             Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a)       Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in and in the amounts required by each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b)       Commercial General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(c).

(c)       Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(d).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this day of , 20 .

Contractor:

By:

By:

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Exhibit H
Tenant’s Signage

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